CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $1.00 par value per share	25,915,492	$7.10	$183,999,993.20	$13,119.20

(1)	Assumes exercise in full of the underwriters’ option to purchase up to an additional 3,380,281 shares of common stock to cover over-allotments, if any.
(2)	Calculated in accordance with Rules 457(o) and (r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-162119

Prospectus supplement

(To prospectus dated February 24, 2010)

22,535,211 Shares

MF Global Holdings Ltd.

Common stock

We are selling 22,535,211 shares of our common stock.

Our shares trade on the New York Stock Exchange under the symbol “MF.” On June 2, 2010, the last sale price of the shares as reported on the New York Stock Exchange was $7.32 per share.

Investing in our common stock involves significant risks. See “Risk factors” beginning on page S-6 of this prospectus supplement and on page 17 of our Annual Report on Form 10-K for the fiscal year ended March  31, 2010 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$7.10	$159,999,998.10

Underwriting discount	$0.355	$7,999,999.91

Proceeds, before expenses, to us	$6.745	$151,999,998.19

The underwriters may also purchase up to an additional 3,380,281 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus supplement.

The underwriters expect to deliver the shares against payment in New York, New York on or about June 8, 2010.

J.P. Morgan	Citi	Deutsche Bank Securities

June 2, 2010

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus that we prepare and distribute. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, or in any such free writing prospectus, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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About this prospectus supplement

This prospectus supplement is a supplement to the accompanying prospectus, which is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. In this prospectus supplement, we provide you with specific terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying base prospectus (the “accompanying prospectus”). To the extent that any statement made in this prospectus supplement is inconsistent with a statement made in the accompanying prospectus or any previously filed documents incorporated by reference, the statements made in the accompanying prospectus or any previously filed documents incorporated by reference are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described below under the heading, “Where you can find more information.”

In this prospectus supplement and the accompanying prospectus, references to “we,” “our” or “us” mean MF Global Holdings Ltd., a Delaware corporation, and its consolidated subsidiaries, except as otherwise noted or the context otherwise requires, and references to “MF Global” mean MF Global Holdings Ltd. and do not include its consolidated subsidiaries.

Where you can find additional information

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement or accompanying prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

Incorporation of certain information by reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and accompanying prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or accompanying prospectus or incorporated by reference therein.

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We incorporate by reference into this prospectus supplement the following documents or information filed by us with the SEC:

(1)	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2010;

(2)	Our Current Reports on Form 8-K filed on May 17, 2010 and May 20, 2010;

(3)	Our Current Report on Form 8-K12G3 filed on January 5, 2010;

(4)	Our Definitive Proxy Statement on Schedule 14A for the Annual Shareholders’ Meeting on August 12, 2010, filed on June 1, 2010;

(5)	Our Tender Offer Statement on Schedule TO filed on June 1, 2010; and

(6)	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and before the termination of the applicable offering.

Notwithstanding the foregoing, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor any documents or other information that is deemed to have been “furnished” and not “filed” with the SEC.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 717 Fifth Avenue, New York, NY 10022, telephone 1-800-596-0523, and email investorrelations@mfglobal.com.

Forward-looking statements

We have included or incorporated by reference in this prospectus supplement statements that may constitute “forward-looking statements.” You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “targets,” “goal,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks and uncertainties described under “Risk factors.” Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward-looking statements. Forward-looking statements in this prospectus supplement include, but are not limited to, statements about:

•	expectations regarding the business environment in which we operate and the trends in our industry such as changes in trading volume and interest rates;

•	our liquidity requirements and our ability to obtain access to necessary liquidity;

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•	our ability to continue to provide value-added brokerage services;

•	our ability to capitalize on market convergence;

•	our ability to continue to diversify our service offerings;

•	our ability to pursue opportunities for enhanced operating margins;

•	our ability to expand our business in existing or new geographic regions;

•	our ability to continue to expand our business through acquisitions or organic growth;

•	our ability to become a primary dealer;

•	the effects of pricing and other competitive pressures on our business as well as our perceptions regarding our business’ competitive position;

•	our accuracy regarding our expectations of our revenues and various costs and of expected cost savings;

•	exposure to client and counterparty default risks as well as the effectiveness of our risk-management;

•	exposure to market and other risks from our principal transactions;

•	our exposures to credit, counterparty and concentration risk;

•	our ability to retain our management team and other key employees;

•	fluctuations in interest rates and currency exchange rates and their possible effects on our business;

•	the likelihood of success in, and the impact of, litigation or other legal or regulatory challenges involving our business;

•	the impact of any changes in domestic and foreign regulations or government policy, including any changes or reviews of previously issued regulations and policies;

•	changes in exchange membership requirements;

•	our ability to increase the percentage of our revenues from the Asia/Pacific region;

•	changes in our taxes and tax rate;

•	our ability to maintain trading volumes and market share;

•	our ability to maintain our credit rating and the effects that changes to our credit rating would have on our business and operations;

•	our ability to maintain our existing technology systems and to keep pace with rapid technological developments;

•	our ability to retain existing clients and attract new ones;

•	our expectations and likelihood of success of our exchange offer on terms described in this prospectus supplement; and

•	our expectations regarding the use of net proceeds from this offering.

We caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to, update or revise the forward-looking statements in this report after the date of this report.

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Summary

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this prospectus supplement. Because this is a summary, it may not contain all the information you should consider before deciding whether to purchase shares of our common stock. You should read this entire prospectus supplement carefully, including the section titled “Risk factors,” before making an investment decision.

MF Global Holdings Ltd.

We are a leading brokerage firm offering customized solutions in the global cash and derivatives markets. We provide execution and clearing services for products in the exchange-traded and over-the-counter, or OTC, derivative markets, as well as for products in the cash market. We provide our clients with access to many of the largest and fastest growing markets and products throughout the world.

Our business model is global and client-driven, and we have organized our business to centrally manage our resources to offer clients an expansive array of products across a broad range of markets and geographies. Our history dates back more than 200 years to a brokerage business that was a founding member of some of the world’s first futures exchanges. After an initial public offering in July 2007, we separated from Man Group plc, our former parent, and became an independent public company with shares listed on the NYSE. We seek to discover and help clients capitalize on market opportunities through our international brokerage network, expansive product offerings, value-added product expertise and consistent, high-quality service.

We have a global client base and offices all over the world, including in Chicago, Dubai, Geneva, Hong Kong, London, Mumbai, New York, Paris, Singapore, Sydney, Taipei, Tokyo, and Toronto. We provide our clients with global market access to more than 70 securities and futures exchanges and also facilitate trades in the over-the-counter markets. As of March 31, 2010, we had approximately 3,200 employees.

Our clients include corporations, hedge funds and other asset managers, and sovereign institutions, as well as professional traders and individual investors. We principally offer execution and clearing services for five general types of products: fixed income, commodities, foreign exchange, interest rates (which includes exchange-listed futures and options) and equities. We have a broad retail product offering as well.

We derive revenues from three main sources: commission fees generated from execution and clearing services; principal transactions, which include matched-principal and other principal transactions, primarily executed to facilitate client trades; and net interest income on cash balances in our clients’ accounts, most of which are maintained by our clearing clients to meet margin requirements, as well as interest related to our collateralized financing arrangements and principal transactions activities.

Our principal executive offices are located at 717 Fifth Avenue, New York, New York 10022, and our telephone number is (212) 589-6200. Our registered office is located in the State of Delaware at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. Our website can be accessed at www.mfglobal.com. The contents of our website are not part of this prospectus supplement.

The offering

Common stock we are offering	22,535,211 shares

Common stock outstanding after this offering	144,352,316 shares

Use of proceeds	We expect to receive net proceeds from this offering of approximately $151,645,000 (or approximately $174,445,000 if the underwriters exercise their option to purchase additional shares in full), after deduction of underwriting discounts and commissions and estimated expenses payable by us. We expect to use the net proceeds from this offering to pay all fees and expenses we incur in connection with a proposed exchange offer for certain of our outstanding preferred and debt securities and may, at our option, but no later than June 14, 2010, elect to use all or a portion of the net proceeds for the payment of a cash premium, if any, related to the proposed exchange offer as described below under “Exchange offer.” We expect to use the remainder of the net proceeds, if any, for general corporate purposes. See “Use of proceeds.”

Dividend policy	We currently do not expect to pay any cash dividends on our shares of common stock in the foreseeable future.

Voting rights	Holders of our common stock will be entitled to one vote for each share of common stock owned on all matters submitted to a vote of common stockholders.

NYSE symbol	MF

Risk factors	An investment in our common stock involves substantial risks. You should carefully read and consider the information set forth under “Risk factors” and all other information set forth in this prospectus supplement before investing in our common stock.

Unless we specifically state otherwise, the number of shares of common stock outstanding immediately after this offering as used in this prospectus supplement is based on 121,817,105 shares of common stock outstanding as of May 28, 2010 and excludes:

•

23,854,002 additional shares of common stock reserved as of March 31, 2010 for issuance under our equity incentive plan and our employee stock purchase plan (which includes shares available for new grants and shares subject to outstanding grants (other than grants of restricted stock, which are included in the amount designated above as “common stock outstanding after this offering”));

•	648,455 additional shares of common stock reserved as of May 27, 2010 for issuance under our equity incentive plan and our employee stock purchase plan by our board of directors;

•	up to 2,500,000 shares of common stock reserved for issuance under the Employment Inducement Share Option Award Agreement for Jon S. Corzine (granted April 7, 2010); and

•

45,971,292 additional shares of common stock reserved for issuance upon conversion of our 6% Cumulative Convertible Preferred Stock, Series A, $1.00 par value per share (the “Series A Preferred Stock”), our 9.75% Non-Cumulative Convertible Preferred Stock, Series B, $1.00 par value per share (the “Series B Preferred Stock”), and our 9.00% Convertible Senior Notes due 2038 (the “Convertible Senior Notes”). See “Exchange offer.”

The underwriters have an option to purchase up to an additional 3,380,281 shares of common stock from us. This prospectus supplement assumes that the underwriters do not exercise the option granted to them by us.

We anticipate that certain of our directors, officers, employees and related persons may participate in this offering for up to 5% of our common stock to be issued in this offering, including Jon S. Corzine, our Chairman and Chief Executive Officer, who intends to participate in this offering for at least $1.0 million in shares of common stock. No assurances can be given that Mr. Corzine or any of our directors, officers or employees will ultimately participate in this offering in such amounts, if at all. See “Underwriting—Reserved shares.”

Summary selected financial data

The following tables present certain selected financial data for our business as of the dates and for the periods indicated. The summary historical statement of operations data for the fiscal years ended March 31, 2010, 2009 and 2008 and balance sheet data as of March 31, 2010 and 2009 have been derived from our historical audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, which is incorporated herein by reference. The selected historical statement of operations data for the fiscal years ended March 31, 2007 and 2006 and balance sheet data as of March 31, 2008, 2007 and 2006 presented in this table have been derived from audited consolidated financial statements not included in such Annual Report.

Our historical results are not necessarily indicative of future operating results. These tables should be read in conjunction with, and is qualified in their entirety by reference to, our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, which is incorporated herein by reference.

	Year ended March 31,
(in millions, except per share data)	2010	2009	2008	2007	2006

Statement of Operations
Revenues
Commissions	$1,386.0	$1,642.4	$2,014.8	$1,666.5	$1,127.4
Principal transactions	225.4	287.7	281.9	299.6	158.6
lnterest income	491.6	872.3	3,669.0	4,090.4	1,388.1
Other	42.4	112.4	54.1	37.8	29.2

Total revenues	2,145.4	2,914.8	6,019.8	6,094.4	2,703.2
Interest and transaction-based expenses:
Interest expense	288.0	495.1	3,165.2	3,739.3	1,173.5
Execution and clearing fees	601.8	741.0	927.4	700.4	463.4
Sales commissions	240.6	252.0	291.0	275.9	119.8

Total interest and transaction-based expenses	1,130.4	1,488.1	4,383.6	4,715.6	1,756.7
Revenues, net of interest and transaction-based expenses	1,015.0	1,426.7	1,636.3	1,378.7	946.5

Expenses
Employee compensation and benefits (excluding non-recurring IPO awards)	673.0	796.2	896.7	834.7	595.7
Employee compensation related to non-recurring IPO awards	31.8	44.8	59.1	—	—
Communications and technology	118.6	122.6	118.7	102.2	72.2
Occupancy and equipment costs	39.4	44.8	35.6	29.8	24.5
Depreciation and amortization	55.1	57.8	54.8	46.8	28.2
Professional fees	82.1	90.4	74.6	50.1	26.7
General and other	114.6	100.6	108.3	77.3	46.4
PAAF legal settlement	—	—	76.8	—	—
Broker related loss	—	—	141.0	—	—
IPO-related costs	0.9	23.1	56.1	33.5	—
Impairment of intangible assets and goodwill	54.0	82.0	—	—	—
Refco integration costs	—	0.7	2.7	19.4	66.8

Total other expenses	1,169.5	1,363.1	1,624.6	1,193.9	860.5

	Year ended March 31,
(in millions, except per share data)	2010	2009	2008	2007	2006

Gains on exchange seats and shares	8.5	15.1	79.5	126.7	33.5
Net gain on settlement of legal proceeding	—	—	—	21.9	—
Loss on extinguishment of debt	9.7	—	18.3	—	—
Interest on borrowings	39.7	68.6	69.3	43.8	31.5

(Loss)/ income before provision for income taxes	(195.4)	9.9	3.6	289.7	88.0
(Benefit)/ provision for income taxes	(56.3)	41.9	66.6	100.0	28.2
Equity income/(loss) of unconsolidated companies (net of tax)	3.8	(16.2)	(1.7)	0.1	0.3

Net (loss) / income	(135.3)	(48.1)	(64.7)	189.7	60.1
Net income attributable to noncontrolling interest	1.7	1.0	4.9	1.7	0.3

Net (loss)/ income attributable to MF Global Holdings Ltd.	$(137.0)	$(49.1)	$(69.5)	$188.0	$59.8

Weighted average number of basic shares outstanding(1)	123,222,780	121,183,447	115,027,797	103,726,453
Weighted average number of diluted shares outstanding(1)	123,222,780	121,183,447	115,027,797	103,726,453
Basic (loss)/earnings per share(2)	$(1.36)	$(0.58)	$(0.60)	$1.81
Diluted (loss)/earnings per share(2)	$(1.36)	$(0.58)	$(0.60)	$1.81
Dividends declared per share(3)	$—	$—	$0.01	$0.03

Balance Sheet Data
Total assets	$50,966.1	$38,835.6	$49,254.9	$51,670.3	$34,314.6
Long-term borrowings	499.4	938.0	—	594.6	617.9

(1)	The weighted average number of shares of common stock outstanding for periods prior to the reorganization and separation is calculated using the number of shares of common stock outstanding immediately following the reorganization and separation.

(2)	Net earnings per share for fiscal 2007 is calculated by dividing historical net income by the weighted average number of shares of common stock outstanding (basic and diluted) during fiscal 2007.

(3)	These dividends were paid to Man Group when we were wholly owned by Man Group and are not indicative of future dividends. We currently do not expect pay any cash dividends on our common shares in the foreseeable future. Dividends declared per share is calculated by dividing dividends paid to Man Group by the number of shares of common stock outstanding (basic) during fiscal 2008 and fiscal 2007.

Risk factors

Any investment in our common stock involves a high degree of risk. You should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 as well as the other information incorporated by reference in this prospectus supplement. The risks and uncertainties described in our Annual Report are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our shares of common stock could decline, perhaps significantly, and you could lose all or part of your investment in the common stock. The risks discussed in our Annual Report also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-looking statements.”

Risks related to our common stock

Future sales of our common stock, including in the proposed exchange offer, may depress the price of our common stock.

Any sales of a substantial number of shares of our common stock by us or our shareholders in the public market following this offering, or the perception that such sales might occur, may cause the market price of our common stock to decline. Substantially all of the shares of our common stock that we issue and sell in this offering will be freely tradable immediately following the consummation of this offering. In addition, in connection with the proposed exchange offer for our Series B Preferred Stock and Convertible Senior Notes (assuming all outstanding securities subject to the offer are tendered for exchange and not validly withdrawn), we will issue a fixed number of shares of common stock equal to approximately 34.0 million shares in the aggregate, plus a premium equal to $152.7 million in the aggregate, which premium will, at our option, be paid either in cash or shares of common stock, upon settlement of the offer. If we decide to pay the premium in full in shares of common stock, we will issue up to an additional 24.2 million shares of common stock, although the total number of shares that we will ultimately issue will be based on a volume weighted average price as described under “Exchange offer.” The proposed terms of the exchange offer are discussed below under “Exchange offer.” There is no assurance as to whether we will complete the proposed exchange offer as currently planned or as to the terms or timing currently contemplated. We may also offer and sell shares of our common stock and/or preferred stock in the future, which may, among other things, dilute the economic interest of the holders of our common stock. The market price of our common stock could be adversely affected by the outcome of any of these issuances.

The market price and trading volume of our common stock may be volatile, which could result in substantial losses for shareholders.

The market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the market price of our common stock or result in fluctuations in the market price or trading volume of our common stock include:

•	economic, political and market conditions, including interest rates;
•	broad trends in the brokerage and finance industry;

•	changes in customer trading demand and speculative trading activities in the markets;
•	actual or anticipated fluctuations in our quarterly financial and operating results;
•	issuance of new or changed securities analysts’ reports or recommendations;
•	supply and demand for commodities;
•	financial strength of market participants;
•	availability of credit and capital use in trading;
•	legislative and regulatory changes;
•	actions of our competitors;
•	consolidation among exchanges and our competitors;
•	introduction of new products;
•	changes in the profitability of our principal transactions;
•	changes in cost and fee structures;
•	changes in government monetary policies;
•	the level and volatility of foreign exchange rates;
•	disruptions in markets due to terrorism, war or extreme weather events or other natural disasters; and
•	new market entrants.

We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to our performance.

Future offerings of debt securities, which would be senior to our common stock in liquidation, or equity securities, which would dilute our existing shareholders’ interests and may be senior to our common stock for the purposes of distributions, may depress the market price of our common stock.

In the future, we may seek to access the capital markets from time to time by making additional offerings of debt and/or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, preferred stock or common stock. We are not precluded by the terms of our organizational documents or the terms of our existing indebtedness from issuing additional debt or equity securities. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that could harm our ability to make expected distributions to stockholders and in an increased risk of default on our obligations. If we were to liquidate, holders of our debt and lenders with respect to other borrowings will receive a distribution of our available assets before the holders of our common stock. Additional equity offerings by us may dilute your interest in us or reduce the market price of your common stock, or both. Our outstanding Series A Preferred Stock and Series B Preferred Stock, which rank senior to common stock as to rights to dividends and upon liquidation, could limit our ability to make a distribution to you. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the market price of your common stock and diluting your interest in us.

Certain provisions of our organizational documents may make it difficult for a third party to acquire our company and could depress the price of the common stock.

Our certificate of incorporation and by-laws contain provisions that could delay, defer or prevent a change in control of us or management. These provisions could also discourage a proxy contest and make it more difficult for stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for the common stock. Such provisions provide for the following, among other things:

•	Authorize the board of directors to issue shares of preferred stock without stockholder approval;

•	Requires that the holders of at least 80% of the outstanding stock must act to change or repeal a bylaw without the approval of our board of directors;

•	Establish that only directors may set the number of directors;

•	Permit only the holders of 10% of the outstanding shares to call a stockholders’ meeting without the approval of our board of directors; and

•	Require advance notice of stockholder proposals and related information.

We do not expect to pay any dividends for the foreseeable future.

We do not anticipate paying any dividends to our common stockholders for the foreseeable future. Because we are a holding company, our ability to pay dividends depends on our receipt of cash dividends from our subsidiaries. However, most of our cash is held by our operating subsidiaries and they are subject to regulatory capital requirements that restrict our ability to withdraw cash from them. In addition, the terms of some of our indebtedness may substantially restrict our ability to pay dividends to our stockholders. Accordingly, investors must be prepared to rely on sales of their common stock after any price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, regulatory and contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Exchange offer

We intend to commence one or more offers, upon the terms and subject to the conditions described in an offer to exchange and the accompanying letters of transmittal, to exchange any and all of our issued and outstanding Series B Preferred Stock and any and all of our issued and outstanding Convertible Senior Notes (the Convertible Senior Notes together with the Series B Preferred Stock, the “Exchange Securities”), for shares of our common stock and a premium which we will pay, at our option, in cash or by delivering a number of additional shares of our common stock, pursuant to the exchange offer. We refer to the contemplated transaction herein as the “exchange offer”. This prospectus supplement is not a solicitation for acceptance of the exchange offer. As of June 1, 2010, $150,000,000 in aggregate liquidation preference of the Series B Preferred Stock and $205,000,000 in aggregate principal amount of the Convertible Senior Notes were issued and outstanding.

The exchange offer currently provides that holders who validly tender and do not validly withdraw their Exchange Securities prior to 11:59 p.m., New York City time, on Tuesday, June 29, 2010 will receive:

•

For each share of Series B Preferred Stock validly tendered and not validly withdrawn: (A) a fixed number of shares of common stock equal to (i) 9.5694 plus (ii) a premium equal to $41, which premium will, at our option, be paid either in cash or by delivery of a number of additional shares of common stock equal to the quotient of (x) $41 divided by (y) the Collared Average VWAP (as defined below); and (B) an amount equal to, and in lieu of, accrued and unpaid dividends on such tendered share from May 15, 2010 up to, but not including, the settlement date, payable in cash.

•

For each $1,000 principal amount of Convertible Senior Notes validly tendered and not validly withdrawn: (A) a fixed number of shares of common stock equal to (i) 95.6938 plus (ii) a premium equal to $445, which premium will, at our option, be paid either in cash or by delivery of a number of additional shares of common stock equal to the quotient of (x) $445 divided by (y) the Collared Average VWAP; and (B) accrued and unpaid interest on such tendered note from June 15, 2010 up to, but not including, the settlement date, payable in cash.

For purposes of calculating the exchange consideration, the “Collared Average VWAP” means the arithmetic average of the Daily VWAPs (as defined below) on each day of the Averaging Period (as defined below), rounded to the nearest cent; provided, however, that if such arithmetic average is less than $6.31, then the Collared Average VWAP will be equal to $6.31. The “Averaging Period” means the five trading days beginning on Monday, June 21, 2010 and ending on Friday, June 25, 2010. The “Daily VWAP” for any trading day means the per share, volume-weighted average price of our Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MF Equity VWAP” (or any appropriate successor page) in respect of the period from 9:30 a.m., New York City time (or such other time as is in the official open of trading at the NYSE), to 4:00 p.m., New York City time (or such other time as is in the official close of trading at the NYSE), on such trading day (or if such volume-weighted average price is unavailable or not provided for any reason, or there is no principal market for the Common Stock, the market value of one share of Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

We believe that the exchange of the Exchange Securities will improve our capitalization on a consolidated basis by increasing our outstanding common equity base and reducing our dividend and interest costs and our indebtedness.

There can be no assurance that the exchange offer will be consummated or, if consummated, that the terms and conditions will be consistent with those described above or the other terms and conditions thereof. If we elect to pay the premium in common stock, the increase in our capital could have a dilutive effect on the existing holders of our common stock, including participants in this offering, and adversely affect its market price. We cannot give any assurance as to the dilutive effect of the exchange offer or as to how much cash, if any, we may pay to holders as part of the exchange offer.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $151,645,000 (or approximately $174,445,000 if the underwriters exercise their option to purchase additional shares in full), after deduction of underwriting discounts and commissions and estimated expenses payable by us. We expect to use the net proceeds from this offering to pay all fees and expenses we incur in connection with the proposed exchange offer for certain of our outstanding Exchange Securities and may, at our option, but no later than June 14, 2010, elect to use all or a portion of the net proceeds for the payment of a cash premium, if any, related to the proposed exchange offer as described above under “Exchange offer.” We expect to use the remainder of the net proceeds, if any, for general corporate purposes. To the extent we do not consummate the exchange offer, we expect to use the net proceeds for general corporate purposes. Pending specific application of the net proceeds, we intend to invest the net proceeds in market-bearing, short-term investment grade securities or money-market accounts.

Capitalization

The following table sets forth our cash and cash equivalents and our combined capitalization as of March 31, 2010 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the sale of 22,535,211 shares of common stock by us in this offering. You should read the information in this table in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, which is incorporated herein by reference.

	As of March 31, 2010
(in thousands)	Actual	As adjusted for this offering(1) (unaudited)

Cash and cash equivalents	$826,227	$977,872

Borrowings:
Short-term borrowings	142,867	142,867
Long-term borrowings(2)	499,389	499,389

Total borrowings	642,256	642,256

Preferred Stock, $1.00 par value per share; 200.0 million authorized:
6% Cumulative Convertible Preferred Stock, Series A; 1.5 million issued and outstanding	96,167	96,167

9.75% Non-cumulative Convertible Preferred Stock, Series B; 1.5 million issued and outstanding	128,035	128,035

Equity
Common stock, $1.00 par value per share;
1,000.0 million shares authorized, 121.7 million and 144.2 million shares issued and outstanding, respectively	121,699	144,234
Treasury stock	(219)	(219)
Receivable from shareholder	(29,779)	(29,779)
Additional paid-in capital	1,367,948	1,497,058
Accumulated other comprehensive loss (net of tax)	(5,752)	(5,752)
Accumulated deficit	(328,466)	(328,466)
Non-controlling interest	15,966	15,966

Total equity	1,141,397	1,293,042

Total capitalization	$2,007,855	$2,159,500

(1)	Does not give effect to the proposed exchange offer. Assuming holders of all the issued and outstanding Exchange Securities tender 100% of their shares in the exchange offer and we elect to pay the premium in full in shares of our common stock, our outstanding common stock would increase by a maximum of 58.2 million shares in the aggregate, although the amount of shares we ultimately will issue will be based on the determination of the Collared Average VWAP. Assuming the tender of 100% of the Exchange Securities and our election to pay the premium in full in cash with a portion of the net proceeds of this offering, our outstanding common stock would increase by 34.0 million shares and our cash and cash equivalents would decrease by $152.7 million (excluding expenses). See “Exchange offer.”

(2)	Long-term borrowings include $205.0 million in aggregate principal amount of our Convertible Senior Notes, which are subject to the proposed exchange offer. See “Exchange offer.”

Material United States tax consequences to non-U.S. holders of common stock

This section summarizes material United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. You are a non-U.S. holder if you are a beneficial owner of our common stock and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a non-U.S. corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder. In particular, this section only addresses a non-U.S. holder that holds our common stock as a capital asset and does not address the treatment of a non-U.S. holder under the laws of any U.S. state or local or any non-U.S. taxing jurisdiction.

This section is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common stock, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partners in partnerships holding our common stock should consult their tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

In addition, special rules will apply to beneficial owners of our common stock that are residents of the United States subject to taxation as expatriates. Such beneficial owners should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

You should consult a tax advisor regarding the United States federal tax consequences of holding and disposing of our common stock in your particular circumstances, as well as any tax consequences that may arise under laws of any state, local or non-U.S. taxing jurisdiction.

Dividends

Except as described below, if you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under an applicable income tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits.

If dividends paid to you are “effectively connected” with your conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business in the United States and are includible in your gross income.

“Effectively connected” dividends are taxed on a net income basis at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

Gain on disposition of common stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on any gain that you recognize on a disposition of our common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment that you maintain in the United States; in these cases, the gain will be taxed on a net income basis at rates applicable to United States citizens, resident aliens and domestic United States corporations,

•

you are an individual, you hold our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses recognized in the same taxable year, generally will be subject to a flat 30% U.S. federal income tax, even though you are not considered a resident alien under the Code), or

•

we are or have been a United States real property holding corporation for federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock, and you held, directly or indirectly, more than 5% of our common stock at some time during such period.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming in the future a United States real property holding corporation for United States federal income tax purposes.

Withholdable payments to foreign financial entities and other foreign entities

Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain non-U.S. financial institutions, non-U.S. investment funds and other non-United States persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include dividends paid on our common stock and the gross proceeds from the sale or other disposition of our common stock.

Federal estate taxes

Our common stock held by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax. Legislation enacted in 2001 reduced the maximum federal estate tax rate over an 8-year period beginning in 2002 and eliminated the federal estate tax for estates of decedents dying after December 31, 2009. In the absence of renewal legislation, the federal estate tax rates in effect immediately prior to the 2001 legislation will be restored for estates of decedents dying after December 31, 2010. Congress may attempt to re-enact the federal estate tax for some portion or all of 2010, though no legislation to this effect has yet been introduced by Congress.

Backup withholding and information reporting

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements (other than certain information reporting required on withholding tax on Internal Revenue Service Form 1042-S) with respect to:

•	dividend payments and

•	the payment of the proceeds from the sale of our common stock effected at a U.S. office of a broker,

as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption (such as based on your corporate status).

Payment of the proceeds from the sale of our common stock effected at a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our common stock that is effected at a non-U.S. office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the U.S.,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting (but not backup withholding) if it is effected at a non-U.S. office of a broker that is:

•	a United States person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business in the United States for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or

•	such foreign partnership is engaged in the conduct of a trade or business in the United States,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge or reason to know that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the Internal Revenue Service. Payments subject to U.S. withholding tax will not also be subject to U.S. backup withholding.

Underwriting

The common stock will be offered to the public through the underwriters. J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as representatives of the underwriters named below and as joint-book running managers. Subject to the terms and conditions described in an underwriting agreement among us and the representatives of the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriter	Number of shares

J.P. Morgan Securities Inc.	9,014,085

Citigroup Global Markets Inc.	6,760,563

Deutsche Bank Securities Inc.	6,760,563

Total	22,535,211

The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities, to the extent set forth in the underwriting agreement.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.213 per share. After the initial offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per share	Without option	With option

Public offering price	$7.10	$159,999,998.10	$183,999,993.20
Underwriting discount	$0.355	$7,999,999.91	$9,199,999.66
Proceeds, before expenses, to us	$6.745	$151,999,998.19	$174,799,993.54

We estimate that the expenses we will incur in connection with this offering, excluding underwriting discounts, will be approximately $355,000.

Option to purchase additional shares

We have granted an option to the underwriters to purchase up to an additional 3,380,281 shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved shares

At our request, the underwriters have reserved for sale, at the public offering price, up to 5% of our common stock offered by this prospectus supplement for sale to some of our directors, officers, employees and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. We anticipate that certain of our directors, officers and employees, including Jon S. Corzine, our Chairman and Chief Executive Officer, will participate in this offering. No assurances can be given that Mr. Corzine or any of our directors, officers or employees will ultimately participate in this offering. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus supplement.

No sales of similar securities

We, our executive officers and directors have agreed, with certain exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of. J.P. Morgan Securities Inc. Specifically, we and these other individuals have agreed, with certain exceptions including with respect to us, for the issuance of the shares of common stock payable upon consummation of the exchange offer, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

Notwithstanding the foregoing, in certain circumstances our executive officers and directors who are subject to the lockup provision may transfer their shares of our common stock which are subject to the lockup provision without the prior written consent of J.P. Morgan Securities Inc., provided that the shares of our common stock which are subject to the lockup provision so transferred are transferred to us in accordance with our equity incentive plan for purposes of paying our tax withholding obligations. In addition, notwithstanding the foregoing, in certain circumstances our executive officers and directors who are subject to the lockup provision may transfer their shares of our common stock which are subject to the lockup provision without the prior written consent of J.P. Morgan Securities Inc.:

•	as a bona fide gift or gifts;

•	to any trust for the direct or indirect benefit of such executive officer or director or the immediate family (as defined in the lockup agreement) of such person;

•	as a distribution to limited partners or shareholders of such executive officer or director; or

•	to such executive officer’s or director’s affiliates or to any investment fund or other entity controlled or managed by such executive officer or director.

This lockup provision applies to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The 90-day restricted period will be automatically extended if (1) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to our business occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

NYSE listing

Our shares of common stock are listed on the New York Stock Exchange under the symbol “MF.”

Price stabilization, short positions and penalty bids

Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option. “Naked” short sales are sales in excess of the option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Internet distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters, or selling group members, if any, participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings and advisory services in the ordinary course of business with us or the selling shareholder. They have received or may receive customary fees and commissions for these transactions. In particular, certain of the underwriters have engaged, and may continue to engage, in transactions with us in the ordinary course of our business as a provider of execution and clearing services in the futures, derivatives, foreign exchange and securities markets for which they or us received customary compensation. Affiliates of Citi provide us with cash management, custody and clearing services, and securities finance and banking services in various locations. Additionally they provide pricing, execution and counterparty services in a number of asset types, primarily including foreign exchange, interest rates and derivatives. We also provide affiliates of Citi and Deutsche Bank with execution services on some exchange traded markets. Affiliates of J.P. Morgan provide us futures and options execution and clearing services, U.S. government securities clearing services, cash management and trust account services, intraday credit support and bilateral credit, as well as act as a third-party Continuous Linked Settlement bank, Depositary Trust Company settlement bank and collateral agent for us. Affiliates of several of the underwriters are lenders under our $1.5 billion liquidity facility and are acting as advisors for the exchange offer.

Selling restrictions

This prospectus does not constitute an offer of, or an invitation by or on behalf of us, or by or on behalf of the underwriters, to subscribe for or purchase, any of the shares in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus and the offering of the shares in certain jurisdictions may be restricted by law. We and the underwriters require persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions.

Our common stock may not be offered or sold and will not be offered to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority. In addition, an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) will only be communicated or caused to be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus relates has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Our common stock may be offered in Switzerland only on the basis of a non-public offering. This prospectus does not constitute an issuance prospectus according to articles 652a of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. The common stock may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus nor any other offering material relating to our common stock may be publicly issued in connection with any such offer or distribution. The shares have not been and will not be approved by any Swiss regulatory authority.

The shares may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Validity of securities

The validity of the common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The validity of the common stock will be passed upon for the underwriters by Fried, Frank, Harris, Shriver and Jacobson LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Debt Securities

Preferred Stock

Common Stock

Warrants

MF Global Holdings Ltd. may, from time to time, offer to sell debt securities, preferred stock, common stock and warrants. The debt securities, preferred stock and warrants may be convertible into or exercisable or exchangeable for our common stock, preferred stock or other securities. We may offer and sell these securities from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering.

Each time securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the terms of the offering and the offered securities. A prospectus supplement may also update, modify or supersede information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement describing the method and terms of the applicable offering.

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any of our securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. See “Plan of Distribution” for a further description of the manner in which we may dispose of the securities covered by this prospectus.

Our common stock is currently listed on the New York Stock Exchange under the symbol “MF”. On February 23, 2010, the closing sale price of our common stock on the New York Stock Exchange was $6.79 per share.

You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated herein by reference, before you make your investment decision.

See the information referenced in “Risk Factors” beginning on page 6 of this prospectus, to read about factors you should consider before buying any of our debt securities, preferred stock, common stock or warrants.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 24, 2010.

WE ARE RESPONSIBLE FOR THE INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, AND IN ANY FREE WRITING PROSPECTUS THAT WE PREPARE. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY OTHER INFORMATION, AND WE TAKE NO RESPONSIBILITY FOR ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND ANY SUCH FREE WRITING PROSPECTUS MAY BE USED ONLY FOR THE PURPOSES FOR WHICH THEY HAVE BEEN PREPARED, YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS OR THE DATE OF THE RELEVANT INCORPORATED DOCUMENT, AS APPLICABLE. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement together with this prospectus that will contain specific information about the terms of the offering. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. If information varies between this prospectus and the accompanying prospectus supplement you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under “Where You Can Find More Information”.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and filed on June 10, 2009. See “Special Note Regarding Incorporated Financial Statements and Financial Disclosures” for a discussion of material in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 that has been amended and superseded in subsequent filings that are incorporated herein by reference;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009 and filed on August 7, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009 and filed on November 6, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009 and filed on February 5, 2010;

•	Our Current Reports on Form 8-K filed on April 3, 2009, August 7, 2009, October 5, 2009 and February 1, 2010;

•	Our Current Report on Form 8-K12G3 filed on January 5, 2010;

•

The description of our capital stock included under the caption “Description of Capital Stock” in a prospectus, dated December 1, 2009, which was filed pursuant to Rule 424(b)(3) on December 1, 2009 (the “Final Prospectus”), and which related to our Registration Statement on Form S-4/A, dated November 30, 2009, filed on November 30, 2009;

•	The description of our 9.00% Convertible Senior Notes due 2038 included under the caption “9.00% Convertible Notes due 2038” under Item 3.02 of our Current Report on Form 8-K filed on June 26, 2008;

•	Our Definitive Proxy Statement on Schedule 14A for the annual general meeting of shareholders on August 13, 2009 and filed on July 1, 2009; and

•

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this prospectus and before the termination of the applicable offering.

Please note that the documents that are incorporated by reference in this prospectus but were filed under the Exchange Act before January 4, 2010 do not reflect our Domestication or the resulting change in our name, jurisdiction of incorporation or capital structure. We describe these matters below under “Special Note Regarding the Domestication”.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 717 Fifth Avenue, New York, NY 10022, telephone 1-800-596-0523, email investorrelations@mfglobal.com.

SPECIAL NOTE REGARDING INCORPORATED FINANCIAL STATEMENTS AND

FINANCIAL DISCLOSURES

On August 7, 2009 we filed a Current Report on Form 8-K (the “August Current Report”), which, among other things, amends and supersedes “Item 6. Selected Financial Data” and “Item 8. Financial Statements and Supplementary Data” as set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed on June 10, 2009, in order to reflect our adoption, effective April 1, 2009, of Accounting Standards Codification (“ASC”) 810, which discusses accounting for noncontrolling interests in consolidated financial statements (“ASC 810”), formerly SFAS No. 160, and ASC 470-20, which discusses accounting for convertible debt instruments that may be settled in cash upon conversion including partial cash settlement (“ASC 470-20”), formerly FSP APB 14-1. You should read the August Current Report with respect to the superseded items in conjunction with our Annual Report, our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2009, September 30, 2009 and December 31, 2009 and our other filings that are incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “targets,” “goal,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements relate to future events or our future financial or other performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in or implied by these forward-looking statements. For information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements, see the information referenced below under “Risk Factors”.

MF GLOBAL HOLDINGS LTD.

We are a leading intermediary offering customized solutions in global cash and derivatives markets. We provide execution and clearing services for exchange-traded and over-the-counter, or OTC, derivative products, as well as for certain products in the cash market. We provide our clients with access to many of the largest and fastest growing markets and products throughout the world.

As of March 31, 2009, we had more than 137,000 active clients worldwide and we currently have offices in Bermuda, Chicago, Dubai, Geneva, Hong Kong, London, Mumbai, New York, Paris, Singapore, Sydney, Taipei, Tokyo, and Toronto among others. We provide our clients with access to many of the largest and fastest growing markets and products throughout the world.

Our clients include institutions, hedge funds and other asset managers, as well as professional traders and private clients. We act as an intermediary principally for five types of products: fixed income, commodities, foreign exchange, equities and interest rate products, and support a retail products group.

We generally execute orders for our clients on an agency or matched-principal basis. When we execute for a client on an agency basis, we typically direct the order to an exchange or OTC market where it is matched with a corresponding order for execution. When we execute a client order on a matched-principal basis, we take the other side of the trade for our own account and relatively quickly (often within minutes and generally on the same trading day) enter into an offsetting trade with another party. We engage in matched-principal execution, which generally yields higher profit margins than agency execution, primarily in the OTC markets, but also in certain listed markets outside the United States.

Except for corporate hedging and investment management transactions, we enter into transactions for our own account generally in response to or in anticipation of client demand, primarily to facilitate the execution of existing client orders or in the expectation that future client orders will become available to fill the other side of the transaction, and not primarily for directional purposes.

We also act as a clearing firm for clients who execute trades in futures and options on exchanges where we are approved as a clearing member. These include all major derivatives exchanges in the U.S. and Europe as well as certain Asia/Pacific markets. We may act as the clearing firm for clients who use us to execute their orders, as well as for clients who use other executing brokers or execute their orders directly on the exchange. We also provide clearing services for a growing number of transactions executed in the OTC markets.

We derive revenues from four main sources: commissions from agency execution; commissions from clearing services; markups from principal transactions, primarily consisting of client trades executed on a matched-principal basis; and net interest income on (i) cash balances in our clients’ accounts, most of which are maintained by our clearing clients to meet margin requirements as well as (ii) interest related to our fixed income and principal transaction activities.

Our business model is global and product-driven, which allows us to centrally manage our resources while offering clients an expansive array of products across a broad range of markets and geographies. We operate and manage our business as a single operating segment. We do not manage our business by services or product lines, market types, geographic regions, client segments or any other exclusive category.

We seek to discover and capitalize on market opportunities for clients through our international network of offices and relationships, expansive product offerings, value-added product expertise and consistent, high-quality service. Our history dates back over 200 years ago to a brokerage business that was a founding member of some of the world’s first futures exchanges. After an initial public offering in July 2007, we separated from Man Group plc, our former parent, and became an independent public company with shares listed on the New York Stock Exchange.

Our principal executive offices are located at 717 Fifth Avenue, New York, New York 10022 and our registered office is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

SPECIAL NOTE REGARDING THE DOMESTICATION

We previously operated as an exempted company incorporated under the laws of Bermuda and known as MF Global Ltd. (“MFG Bermuda”). On January 4, 2010, we discontinued our existence as a Bermuda exempted company as provided under Section 132G of The Companies Act 1981 of Bermuda and, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), continued our existence under the DGCL as a corporation organized in the State of Delaware and known as MF Global Holdings Ltd. (“MFG Delaware”). We refer to our discontinuance under Bermuda law and our continuance under Delaware law as the “Domestication”. When we refer to the “Company”, “MF Global Ltd.”, “we”, “our”, “us” and similar terms, we mean, as of any time prior to the Domestication, MFG Bermuda and, as of any time after the Domestication, MFG Delaware.

The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Domestication as they were immediately prior to the Domestication. In addition, the directors and executive officers of the Company immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of MFG Bermuda immediately prior to the Domestication.

The Company’s common stock continues to be listed for trading on the New York Stock Exchange under the ticker symbol “MF”.

As a result of the Domestication, holders of common shares of MFG Bermuda became holders of shares of common stock of MFG Delaware. Similarly, pursuant to the Domestication, holders of MFG Bermuda’s 6% Cumulative Convertible Preference Shares, Series A and holders of MFG Bermuda’s 9.75% Non-Cumulative Convertible Preference Shares, Series B became holders of shares of MFG Delaware’s 6% Cumulative Convertible Preferred Stock, Series A (the “Series A Preferred Stock”) and MFG Delaware’s 9.75% Non-Cumulative Convertible Preferred Stock, Series B (the “Series B Preferred Stock”), as applicable. In the Domestication, each of MFG Bermuda’s outstanding common and preference shares (Series A and B) were automatically converted by operation of law, on a one-for-one basis, into shares of MFG Delaware’s common or preferred stock (Series A or B), as applicable. Consequently, each holder of an MFG Bermuda common or preference share immediately prior to the Domestication held, immediately thereafter, a share of MFG Delaware’s common or preferred stock, as applicable, in each case representing the same proportional equity interest in MFG Delaware as that shareholder held in MFG Bermuda and representing the corresponding class and series of shares. The number of shares of MFG Delaware’s common stock and preferred stock outstanding immediately after the Domestication was the same as the number of common shares and preference shares of MFG Bermuda outstanding immediately prior to the Domestication. Pursuant to a Rights Agreement dated as of July 9, 2007, as amended (the “Rights Plan”), between MFG Delaware and Computershare Trust Company, N.A., as Rights Agent, each share of MFG Delaware’s common stock evidences one common stock purchase right just as each common share of MFG Bermuda evidenced one common share purchase right under the Rights Plan immediately prior to the Domestication.

The rights of holders of the Company’s common stock are now governed by its Delaware certificate of incorporation, its Delaware by-laws and the DGCL, each of which is described in the Final Prospectus. The Final Prospectus is part of MFG Bermuda’s registration statement on Form S-4 dated November 30, 2009, which was filed with the SEC on November 30, 2009 (File No. 333-162892). The Series A Preferred Stock and the Series B Preferred Stock have each been issued under a Certificate of Designations, dated January 4, 2010, each of which is a part of the Company’s certificate of incorporation. A copy of the Company’s certificate of incorporation and by-laws have been filed as exhibits to a Current Report on Form 8-K12G3, filed on January 5, 2010.

RISK FACTORS

Before you invest in any of our debt securities, common stock, preferred stock or warrants, in addition to the other information in this prospectus, you should carefully consider the risk factors described in Part I, “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended March 31, Part II, “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009 and “Risk Factors —Risks Relating to the Change in our Place of Incorporation” in the Final Prospectus (and in any of our annual, quarterly or current reports that we file with the SEC in the future and that are incorporated by reference in this prospectus). See “Where You Can Find More Information” above for information about how to obtain a copy of these documents.

RATIOS OF EARNINGS

The following table sets forth information regarding our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred dividends for the periods shown. For purposes of determining the below ratios, earnings consist of pre-tax income or loss from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees and fixed charges. Fixed charges consist of interest expenses, amortization of debt issuance costs, accretion of debt discount and an appropriate portion of rentals representative of the interest factor.

	Nine Months Ended December 31,	Fiscal Year
	2009	2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges(1)	—	1.02	1.00	1.08	1.07	1.22
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(2)	—	—	1.00	1.08	1.07	1.22

(1)

Due to our pre-tax loss and significant non-cash charges in the nine months ended December 31, 2009, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $64.992 million to achieve a coverage of 1:1.

(2)

Due to our pre-tax loss and significant non-cash charges in the nine months ended December 31, 2009 and significant non-cash charges in the year ended March 31, 2009, the ratio coverage was less than 1:1 in each of these periods. We would have needed to generate additional earnings of approximately $88.026 million in the nine months ended December 31, 2009 and approximately $23.775 million in the year ended March  31, 2009 to achieve a coverage of 1:1 in each of these periods.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement or other offering material, we intend to use the net proceeds from the sales of the securities for general corporate purposes. We may temporarily invest the net proceeds or use them to repay short term debt until they are used for their stated purpose.

SUMMARY DESCRIPTION OF THE SECURITIES WE MAY ISSUE

We may use this prospectus to offer from time to time:

•

Senior and subordinated debt securities. These debt securities may be convertible or exchangeable into our common stock, preferred stock or other securities. They will be unsecured and, in the case of senior debt, will rank equally with any of our other unsubordinated and unsecured debt and, in the case of subordinated debt, will rank junior in right of payment and priority to any senior debt.

•

Preferred stock, par value $1.00 per share. The preferred stock may be convertible or exchangeable into other series of preferred stock or our common stock. We can offer different series of preferred stock with different dividend, liquidation, redemption and voting rights.

•	Common stock, par value $1.00 per share.

•	Warrants. These warrants may be for the purchase of our debt securities, preferred stock or common stock. Warrants may be issued independently of such debt securities, preferred stock or common stock.

We may issue securities denominated in U.S. dollars, but we may choose to issue securities in any other currency, including the Euro.

The applicable prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these securities.

DESCRIPTION OF DEBT SECURITIES

Senior and Subordinated Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Senior debt securities will be issued under the senior indenture and subordinated debt securities will be issued under the subordinated indenture, in each case with the specific terms and conditions set forth in a supplemental indenture. Each indenture is a contract between us and Deutsche Bank Trust Company Americas, as the initial trustee. The trustee has two main roles:

•

First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under “—Default and Related Matters—Remedies if an Event of Default Occurs”.

•

Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your securities to new buyers and sending you notices. Unless otherwise indicated in a prospectus supplement, Deutsche Bank Trust Company Americas will perform these administrative duties.

This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the “indentures”. The indentures and their associated documents, including the debt securities themselves and a supplemental indenture relating to a particular series of debt securities, contain the full text of the matters summarized in this section and your prospectus supplement. The forms of the indentures are filed as exhibits to the registration statement of which this prospectus forms a part, and forms of the debt securities and any supplemental indentures may be filed as exhibits with future SEC filings from time to time. See “Where You Can Find More Information” above for information on how to obtain copies. Section references in the description that follows relate to the indentures.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of MF Global Holdings Ltd. and will not be guaranteed by any of our subsidiaries. The senior debt securities will rank equally with any of our other unsubordinated and unsecured debt. The subordinated debt securities will be subordinate and rank junior in right of payment and priority to any senior debt, as defined, and described more fully, under “—Subordination” to the extent and in the manner set forth in the subordinated indenture.

As of December 31, 2009, we had an aggregate principal amount of $205 million of our 9.00% Convertible Senior Notes due 2038 (the “Convertible Notes”) outstanding. The Convertible Notes were issued pursuant to an Indenture dated as of June 25, 2008, as amended (the “Convertible Notes Indenture”), between MF Global Holdings Ltd., as issuer, and Deutsche Bank Trust Company Americas, as Trustee. The Convertible Notes will rank equally in right of payment with any unsecured debt securities issued under the senior indenture and will rank senior in right of payment to any unsecured debt securities issued under the subordinated indenture. For a description of the Convertible Notes, see “Description of Capital Stock” in the Final Prospectus.

Additionally, as of December 31, 2009, we had approximately $442.5 million outstanding under our $1.5 billion five-year unsecured committed revolving credit facility. The amounts drawn by us under this facility rank equally in right of payment to any of our unsecured debt securities issued under the senior indenture and will rank senior in right of payment to any unsecured debt securities issued under the subordinated indenture. For a description of our revolving credit facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facilities and Sources of Liquidity” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture and will be equal in ranking.

Our outstanding securities and related agreements have covenants and terms that could affect an investment in the securities offered by this prospectus. Before investing in any of our debt securities, please refer to the section in this prospectus entitled “Additional Considerations Concerning our Securities”.

This Section Is Only a Summary

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the indentures (and any amendments or supplements validly entered into by us from time to time) and the debt securities, including the definitions therein of certain terms. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other securities. The indentures (together with any related amendments or supplements thereto) and the debt securities, and not any summary of the terms thereof, will govern the rights of holders of the debt securities.

Terms Contained in Prospectus Supplement

The applicable prospectus supplement will contain the terms relating to the specific series of debt securities being offered. The applicable prospectus supplement will include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of such series;

•

the person to whom any interest on a debt security of the series shall be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•	the date or dates on which the principal of any debt securities is payable;

•	the rate or rates at which any debt securities of the series shall bear interest, if any, and the date or dates from which any such interest shall accrue;

•	the dates on which any interest will be payable and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of and any premium and interest on any debt securities of the series shall be payable and the manner in which any payment may be made;

•

the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which our election to redeem the debt securities shall be evidenced;

•

our obligation, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provision and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the denominations of the debt securities if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

•

any provisions regarding the manner in which the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to a financial or economic measure or pursuant to a formula, if applicable;

•

if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies, or currency units in which the principal of or any premium or interest on such debt securities shall be payable, the periods within which and the terms and conditions upon which such payments are to be made, and the amount so payable (or the manner in which such amount shall be determined);

•	if other than the entire principal amount, the portion of the principal amount of any debt securities of the series which shall be payable upon declaration of acceleration of the maturity;

•

if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any day prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

•	that the debt securities of the series shall be subject to full defeasance or covenant defeasance, as described further below, if applicable;

•

that any debt securities shall be issuable in whole or in part in the form of one or more global securities and, in such case, the depositaries for such global securities and the form of any legend or legends which shall be borne by such global security, if applicable;

•

any addition to, elimination of or other change in the events of default which applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount due and payable;

•	any addition to, elimination of or other change in the covenants which apply to any debt securities of the series;

•	the terms and conditions, if any, pursuant to which the debt securities of the series are convertible for shares of common stock or shares of preferred stock or other securities; and

•	any other terms of the debt securities not inconsistent with the indenture.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Debt securities may bear interest at a fixed rate or a variable rate, as specified in the applicable prospectus supplement. In addition, if specified in the applicable prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any material special federal income tax considerations applicable to any such discounted debt securities.

Overview of Remainder of This Section

The remainder of this section summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights under several special situations, such as if we merge with another company, or if we want to change a term of the debt securities;

•	Your rights if we default or experience other financial difficulties; and

•	The subordination of the debt securities relative to senior indebtedness issued by us.

Additional Mechanics

Form

The debt securities will be initially issued as a registered global security as described below under “What Is a Global Security?” unless otherwise specified in the applicable prospectus supplement. If any debt securities cease to be issued in registered global form, they will be issued in fully registered form, without coupons (Section 302), although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. Debt securities will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. (Section 302)

Exchange and Transfer

You may have fully registered securities broken into more securities of smaller denominations (but not into denominations smaller than any minimum denomination applicable to the securities) or combined into fewer securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange”. (Section 305)

If you are holding bearer securities and if permitted by the terms of your series of debt securities, you may exchange bearer debt securities for an equal amount of registered debt securities of the same series and date of maturity. No bearer debt securities will be exchanged for registered securities if in doing so we would suffer adverse consequences under any U.S. law applicable to the exchange. Registered debt securities may not be exchanged for bearer debt securities.

You may exchange or transfer your fully registered securities at the office of the registrar. (Section 305) The registrar acts as our agent for registering securities in the names of holders and for transferring and exchanging securities, as well as maintaining the list of registered holders. The paying agent acts as the agent for paying interest, principal and any other amounts on securities. (Section 305) Unless otherwise specified in the applicable prospectus supplement, the trustee will perform the roles of registrar and paying agent, and will perform other administrative functions. We may change these appointments to another entity or perform them ourselves.

We may designate additional or alternative registrars or paying agents, acceptable to the trustee, and they would be named in the applicable prospectus supplement. We may cancel the designation of any particular registrar or paying agent. We may also approve a change in the office through which any registrar or paying agent acts. We must maintain a paying agent office at the place of payment for each series of debt securities. (Sections 305 and 1002)

There is no service charge for exchanges and transfers. You will not be required to pay a service charge to transfer or exchange securities, but you may be required to pay for any tax or other governmental charge that may be imposed in connection with the exchange or transfer. (Section 305)

At certain times, you may not be able to transfer or exchange your securities. If we redeem any series of securities, or any part of any series, then we may prevent you from transferring or exchanging these securities for certain periods. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending at the close of business on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Replacing Your Lost or Destroyed Certificates

If you bring a mutilated certificate to the registrar, we will issue a new certificate to you in exchange for the mutilated one, or we may elect to pay the security. (Section 306)

If you claim that a certificate has been lost, completely destroyed, or wrongfully taken from you, then the trustee will give you a replacement certificate if you meet our and the trustee’s requirements, including satisfactory evidence of loss, destruction or theft. Also, we and the trustee may require you to provide reasonable security or indemnity to protect us and the trustee from any loss we may incur from replacing your certificates or coupons. (Section 306)

In either case, we may also charge you for our expenses in replacing your security and for any tax or other governmental charge that may be incurred. (Section 306)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the registrar’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and is stated in the applicable prospectus supplement. (Section 307) Holders buying and selling securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sales price of the securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest”.

We will pay interest, principal and any other money due on the debt securities of a series at the place of payment specified in the applicable prospectus supplement for that series. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. If we have designated additional paying agents, they will be named in the applicable prospectus supplement. We may cancel the designation of any particular paying agent or approve a change in the office through which any paying agent acts, but we must have a paying agent in each place of payment for the securities. (Section 1002)

All money we forward to the trustee or a paying agent that remains unclaimed will, at our request, be repaid to us at the end of two years after the amount was due to the direct holder. After that two-year period, you may look only to us as a unsecured general creditor for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described below in the section entitled “What Is a Global Security?”. (Section 1002)

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Payment of Bearer Securities

We will only pay interest on bearer debt securities when you present and surrender the coupons for the interest installments evidenced by the bearer securities as they mature. You must present your coupons at a paying agency of MF Global Holdings Ltd. located outside of the United States. Unless otherwise specified in the applicable prospectus supplement, we will maintain a non-U.S. paying agent for two years after the principal of a series of bearer debt securities has become due. We will continue to maintain the paying agent after that period, if it is necessary to comply with U.S. tax law or regulations. We will provide the paying agent with the necessary funds for payment upon reasonable notice. We generally will not make any payments in the United States. However, if payment outside of the United States is illegal or precluded by exchange controls or similar restrictions in a foreign country, we may instruct the trustee to make payments at a paying agent located in the United States.

Unless otherwise specified in the applicable prospectus supplement, you can prove your ownership of a bearer security by presenting the actual security, or a certificate or affidavit executed by the person holding the bearer security or executed by a depositary with whom the bearer securities were deposited, if the trustee is satisfied with the certificate or affidavit.

Notices

We and the trustee will send notices regarding the securities only to direct holders, using their addresses as listed in the register kept at the office of the registrar. (Section 106)

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or amalgamate with or merge into another company. We are also permitted to convey, transfer or lease all or substantially all of our assets to another company. However, we may not take any of these actions unless the company certifies to the trustee that both of the following conditions are met:

•

the successor company (if any) is organized under the laws of any U.S. jurisdiction, Bermuda, any full member state of the European Union, Canada, Australia or Switzerland (or any subdivision thereof) and it expressly assumes our obligations on the securities; and

•

immediately after giving effect to the transaction, no event of default (and no event which, after notice or lapse of time or both, would become an event of default) shall have happened and be continuing. (Section 801)

Modification and Waiver of Your Contractual Rights

Under certain circumstances, we can make changes to the indentures and the securities. Some types of changes require the approval of each security holder affected, some require approval by a vote of a majority of the security holders of the particular series affected, and some changes do not require any approval at all. (Sections 901 and 902)

Changes Requiring Your Approval. First, there are changes that cannot be made to your securities without your specific approval. These include changes that:

•	reduce the percentage of holders of securities who must consent to a waiver or amendment of the indenture;

•	reduce the rate of interest on any security or change the time for payment of interest;

•	reduce the principal or premium due on any security or change the stated maturity date of any security;

•	change the place or currency of payment on a security;

•	change the right of holders to waive an existing default by majority vote;

•	modify the provisions of the indenture with respect to the subordination of the debt securities in a manner adverse to you;

•	impair your right to sue for payment; or

•	make any change to this list of changes that requires your specific approval. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the indentures and the securities requires a vote in favor by security holders owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other specified changes that would not adversely affect holders of the securities in any material respect. A majority vote is required to waive any past default, except a failure to pay principal or interest and default in the certain covenants and provisions of the indenture that cannot be amended without the consent of the holder of each security. (Section 513)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the date in question if the maturity of the securities were accelerated to that date because of a default.

•	For securities the principal amount of which is not determinable, an amount determined in the manner prescribed for such security.

•	For securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined on the date of original issuance of these securities.

Securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. (Section 101)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date. (Section 104)

“Street name” and other indirect holders, including holders of any securities issued as a global security, should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the securities or request a waiver.

Subordination

The securities may be subordinated debt securities and, as a result, the payment of principal, any premium and interest on the debt securities will be subordinated in right of payment to the prior payment in full of all our senior debt. This means that in certain circumstances where we may not be making payments on all of our debt obligations as they come due, the holders of all our senior debt will be entitled to receive payment in full of all amounts that are due or will become due on the senior debt before you and the other direct holders of subordinated debt securities will be entitled to receive any amounts on such securities. These circumstances include:

•	Any liquidation, dissolution or winding up of our company.

•	An assignment or marshalling of our assets and liabilities for the benefit of our creditors.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur.

•

The maturity of the securities is accelerated. For example, the entire principal amount of a series of securities may be declared to be due and immediately payable or may be automatically accelerated due to an event of default. (Sections 1402 and 1403)

The applicable prospectus supplement relating to any offering of subordinated securities will describe the specific subordination provisions. However, unless otherwise noted in the applicable prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing and outstanding senior debt of MF Global Holdings Ltd.

In addition, we are not permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on senior debt and do not cure such default, or if an event of default that permits the holders of senior debt to accelerate the maturity of the senior debt occurs. (Sections 1401, 1402 and 1404)

These subordination provisions mean that if we are insolvent a holder of our senior debt may ultimately receive out of our assets more than a holder of the same amount of our subordinated debt and a creditor of ours that is owed a specific amount but who owns neither our senior debt nor the securities may ultimately receive less than a holder of the same amount of senior debt or securities.

The subordinated indenture defines “senior debt”, with respect to any series of subordinated debt securities, as the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to MF Global Holdings Ltd., whether or not such claim for post-petition interest is allowed in such proceeding), on debt, which includes, among other items, all indebtedness and obligations of, or guaranteed or assumed by, MF Global Holdings Ltd. for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether incurred on or prior to the date of the subordinated indenture or thereafter incurred; provided, however, that senior debt shall not be deemed to include any debt that by its terms is subordinate to, or ranks equally with, the subordinated debt securities of such series, and trade accounts payable and other accrued liabilities arising in the ordinary course of business. (Section 101)

Restrictive and Maintenance Covenants

We will describe any material restrictive and maintenance covenants, including restrictions on any subsidiary, for any series of debt securities in the prospectus supplement and/or other offering material for each offering of such debt securities.

Discharge and Defeasance of Our Obligations

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement. (Section 1301)

Full Defeasance

If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the securities, called “full defeasance,” if we put in place the following other arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the securities on their various due dates.

•

There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the securities any differently than if we did not make the deposit and just repaid the securities ourselves.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

If we accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the securities. You could not look to us for repayment in the event of any shortfall. Moreover, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. In the case of subordinated securities, you would also be released from the subordination provisions on the securities.

However, we cannot discharge ourselves from the obligations under any convertible or exchangeable securities, unless we provide for it in the terms of these securities and the applicable prospectus supplement.

We will indemnify the trustee against any tax, fee or other charge imposed on the U.S. government obligations we deposited with the trustee or against the principal and interest received on these obligations. (Section 1305)

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the securities. This is called “covenant defeasance”. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and, in the case of subordinated securities, you would be released from the subordination provisions on the securities. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the securities on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the securities any differently than if we did not make the deposit and just repaid the securities ourselves.

If we accomplish covenant defeasance, the following provisions of the indenture and the securities would no longer apply:

•	Any covenants applicable to the series of securities and described in the applicable prospectus supplement.

•	The events of default relating to breach of covenants and acceleration of the maturity of other debt.

•	The subordination provisions on the securities, as applicable.

If we accomplish covenant defeasance, you can still look to us for repayment of the securities if a shortfall in the trust deposit occurs. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Additional Amounts

With respect to any payments made by us, all such payments under, or with respect to, the debt securities will, but only to the extent provided in the applicable prospectus supplement, be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge, including penalties, interest and other liabilities related thereto (“taxes”), imposed or levied on behalf of the U.S. or any other jurisdiction in which we are engaged in business, resident for tax purposes or generally subject to tax on a net income basis, or any political subdivision or taxing authority of or in any of the foregoing, unless we are required to withhold or deduct taxes by law or by the official interpretation or administration thereof.

If we are so required to withhold or deduct any amount for, or on account of, such taxes from any payment made under or with respect to the notes, we will, but only to the extent provided in the applicable prospectus supplement, pay such additional amounts (“additional amounts”), as may be necessary so that the net amount received by each holder (including additional amounts) after such withholding or deduction will not be less than the amount such holder would have received if such taxes had not been required to be withheld or deducted.

The foregoing provisions will, to the extent provided in the applicable prospectus supplement, survive any termination or discharge of the indenture and any defeasance of the debt securities.

Whenever either in the indenture, this prospectus or any prospectus supplement, there is mentioned, in any context, payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any debt securities, such mention shall be deemed to include mention of the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable by us in respect thereof.

Redemption

We May Choose to Redeem Your Securities

We may be able to redeem your securities before their normal maturity. If we have this right with respect to your specific securities, the right will be described in the applicable prospectus supplement. It will also specify when we can exercise this right and how much we will have to pay in order to redeem your securities.

If we choose to redeem your securities, we will mail written notice to you not less than 30 days nor more than 60 days prior to redemption. Also, you may be prevented from exchanging or transferring your securities when they are subject to redemption, as described under “—Additional Mechanics—Exchange and Transfer” above. (Section 305)

Liens on Assets

A particular series of debt securities may contain provisions that restrict us from pledging or otherwise encumbering any of our assets and those of our subsidiaries. If applicable, these restrictions will be described in the applicable prospectus supplement.

Default and Related Matters

Ranking Compared to Other Creditors

The securities are not secured by any of our property or assets. Accordingly, your ownership of securities means you are one of our unsecured creditors. The senior debt securities will not be subordinated to any of our other debt obligations and therefore rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinate and junior in right of payment to any of our senior debt. The trustee has a right to receive payment for its administrative services prior to any payment to security holders after a default. (Section 506)

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

The term “event of default” with respect to any series of securities means any of the following:

•	We fail to make any interest payment on a security when such interest becomes due, and we do not cure this default within 30 days.

•	We fail to make any payment of principal or premium when it is due at the maturity of any security.

•

We do not deposit a sinking fund payment with regard to any debt security of that series on the due date, but only if the payment is required under provisions described in the applicable prospectus supplement.

•

We fail to comply with any of our other agreements regarding a particular series of securities or with a supplemental indenture, and after we have been notified of the default by the trustee or holders of 25% in principal amount of the series, we do not cure the default within 60 days.

•

We default on any indebtedness having an aggregate amount of at least $50,000,000, this default is either of payment of principal or results in acceleration of the indebtedness, and after we have been notified of the default by the trustee or holders of 25% in principal amount of the series we do not cure the default within 10 days.

•	We file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs, subject to any applicable cure period. (Section 501)

Remedies if an Event of Default Occurs

You and the trustee will have the following remedies if an event of default occurs:

Acceleration. If an event of default has occurred and has not been cured or waived, then the trustee or the holders of 25% in principal amount of the securities of the affected series may declare the entire principal amount of, and premium, if any, and all accrued and unpaid interest on all the securities of that series to be due and immediately payable. If the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to us, the entire principal amount, and premium, if any, and all accrued and unpaid interest of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. An acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the securities of the affected series, if all events of default have been cured or waived. (Section 502)

Other Remedies of Trustee. If an event of default occurs, the trustee is authorized to pursue any available remedy to collect defaulted principal and interest and to enforce other provisions of the securities and the indentures, including bringing a lawsuit. (Section 503)

Majority Holders May Direct the Trustee to Take Actions to Protect Their Interests. Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an “indemnity”. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indentures. (Sections 512 and 603)

Individual Actions You May Take if the Trustee Fails to Act. Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

However, you are entitled at any time to bring an individual lawsuit for the payment of the money due on your security on or after its due date. (Section 508)

Waiver of Default

The holders of a majority in principal amount of any series of debt securities may waive a past default for all such series of debt securities. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on your debt security, however, without your individual approval. (Section 513)

We Will Give the Trustee Information About Defaults Annually

Every year we will give to the trustee a written statement of one of our officers certifying that to the best of his or her knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1004)

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to make or cancel a declaration of acceleration.

Original Issue Discount Securities

The debt securities may be issued as original issue discount securities, which will be offered and sold at a discount from their principal amount. Only a discounted amount will be due and payable when the trustee declares the acceleration of the maturity of these debt securities after an event of default has occurred and continues, as described under “—Default and Related Matters—Remedies if an Event of Default Occurs” above.

Conversion of Convertible Debt Securities

Your debt securities may be convertible into our preferred stock, common stock or other securities if the applicable prospectus supplement so provides. If your debt securities are convertible or exchangeable, the applicable prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The applicable prospectus supplement would also include provisions regarding the adjustment of the number of shares of common stock or shares of preferred stock or other securities you will receive upon conversion or exchange. In addition, the applicable prospectus supplement will contain the conversion price or exchange price and mechanisms for adjusting this price.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The senior indenture and the subordinated indenture provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth therein. Each indenture and the provisions of the Trust Indenture Act of 1939 (the “TIA”) contain limitations on the rights on the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it become subject to any conflicting interest (as defined under the TIA), it must eliminate such conflict or resign.

Legal Ownership of Debt Securities

Unless the applicable prospectus supplement specifies otherwise, we will issue debt securities initially in the form of a global security. However, we may elect to issue debt securities in fully registered or bearer form or both. We refer to those who have debt securities registered in their own names on the books that we or our agent maintain for this purpose, or who hold bearer certificates representing bearer debt securities, as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as “indirect holders” of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

If we issue debt securities in global—i.e., book-entry—form, the debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

For registered debt securities, only the person in whose name a debt security is registered is recognized under the indenture as the holder of that debt security. Debt securities issued in global form will be issued in the form of a global security registered in the name of the depositary or its participants. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors in a book-entry security will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future we may terminate a global security under the circumstances specified under “What is a Global Security?—Special Situations When a Global Security Will Be Terminated” or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in “street name”. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—for example, to amend the applicable indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the applicable indenture —we would seek approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Holders of Bearer Debt Securities

If we issue debt securities in bearer form, they may be issued only outside of the United States to non-U.S. persons. In addition, we may offer bearer securities to offices of some U.S. financial institutions that have offices located outside the United States. We will describe any special restrictions on the offer, sale and delivery of bearer debt securities and any special federal income tax considerations applicable to bearer debt securities in the applicable prospectus supplement.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

A global security is a security that represents one or more debt securities and is held by a depositary. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominees. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as “DTC”, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

If the applicable prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain nonglobal certificates for his or her interest in the debt securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “—Legal Ownership of Debt Securities” above;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above under “—Legal Ownership of Debt Securities”.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults above under “—Default and Related Matters”.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary—and not we or the trustee—is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 305)

DESCRIPTION OF PREFERRED STOCK

The following information outlines some of the provisions of our preferred stock. This information may not be complete in all respects and is qualified entirely by reference to our certificate of incorporation, by-laws, and the relevant certificate of designations relating to any series of preferred stock that we may offer. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms of that series of preferred stock may differ from the general description of terms presented below.

General

We are authorized to issue up to 200,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects. Before we issue any series of preferred stock, our board of directors will adopt resolutions creating and designating such series as a series of preferred stock. Holders of our common stock do not have the right to consent to, or veto, these resolutions.

As of February 24, 2010, we had 1,500,000 issued and outstanding shares of each of our series A preferred stock, par value $1.00 per share (the “Series A Preferred Stock”), and series B preferred stock, par value $1.00 per share (the “Series B Preferred Stock”). The rights, preferences and privileges of the Series A Preferred Stock and the Series B Preferred Stock, which are summarized below, are more fully set forth in the Certificate of Designations of 6% Cumulative Convertible Preferred Stock, Series A, which is filed as Annex A to exhibit 3.1 to our Current Report on Form 8-K12G3, filed on January 5, 2010 and the Certificate of Designations of 9.75% Non-Cumulative Convertible Preferred Stock, Series B, which is filed as Annex B to exhibit 3.1 to our Current Report on Form 8-K12G3, dated January 5, 2010, and filed on January 5, 2010. Each of the aforementioned Certificates of Designations form a part of the Company’s certificate of incorporation.

The Series A Preferred Stock and Series B Preferred Stock are not being offered by this prospectus or any accompanying prospectus supplement.

Our outstanding securities and related agreements have covenants and terms that could affect an investment in the securities offered by this prospectus. Before investing in any of our preferred stock, please refer to the section in this prospectus entitled “Additional Considerations Concerning our Securities”.

Series A Preferred Stock

On July 18, 2008, we sold $150 million in aggregate liquidation preference of our Series A Preferred Stock to J.C. Flowers II Fund L.P. (“J.C. Flowers”), pursuant to an investment agreement that we entered into with J.C. Flowers, dated as of May 20, 2008, as amended. On February 3, 2010, we entered into a Transfer Agreement with J.C. Flowers, whereby J.C. Flowers and certain controlled affiliates transferred their ownership interest in the Series A Preferred Stock to JCF MFG Holdco LLC (“JCF LLC”), another controlled affiliate, and JCF LLC agreed to be bound by certain terms and conditions of the investment agreement. For this purpose, the term “controlled affiliate” means a controlled affiliate of J.C. Flowers & Co. LLC, of which J.C. Flowers is a controlled affiliate.

The Series A Preferred Stock may be converted, at a Series A shareholder’s option, at any time into our common stock, at the rate of eight shares of common stock per share of Series A Preferred Stock. We have the right to cause some or all of the Series A Preferred Stock to be converted into our common stock at any time after May 15, 2013, if, for any 20 trading days within a period of 30 trading days, the closing price of our common stock exceeds 125% of the conversion price, provided that the common stock issued upon conversion is freely tradeable and may be immediately resold by the Series A shareholder. The Series A Preferred Stock is initially convertible into our common stock at a conversion rate of eight shares per $100 of Series A Preferred Stock (a initial conversion price of $12.50 per share of common stock). The conversion rate is subject to adjustment upon certain dilution events. In connection with any conversion, the Series A shareholders will be entitled to receive any accumulated, unpaid dividends.

Dividends on the Series A Preferred Stock will be payable quarterly, in cash, on a cumulative basis, if, as and when declared by our board of directors out of legally available funds, at an annual rate of 6% (or 10.725% while such stock is beneficially owned by J.C. Flowers or any of its controlled affiliates) of the liquidation preference of the Series A Preferred Stock, which is $100 per share. Holders of the Series A Preferred Stock are entitled to participate in any dividends (other than dividends in common stock) paid on our common stock, on an as-converted basis. Dividends that are not declared and paid will accumulate and accrue dividends at the annual rate. We may pay unpaid and accumulated dividends in the form of cash or our common stock (valued at 95% of volume-weighted average price of our common stock over 10 trading days), at our option. We are prohibited from paying any dividend with respect to, and from repurchasing or redeeming, our common stock or other junior securities, subject to certain exceptions, unless full accumulated dividends are paid on the Series A Preferred Stock.

The Series A Preferred Stock may be redeemed by us at our option (a) in whole or in part, on any quarterly dividend payment date on or after May 15, 2013 at a redemption price equal to the liquidation preference per share plus any accumulated and unpaid dividends in respect of such shares, or (b) in full if only 10% or less of all originally issued shares remain outstanding. The Series A Preferred Stock will not be redeemable by us at the option of the holders thereof. The terms of the Series A Preferred Stock do not restrict our ability to purchase the Series A Preferred Stock in the open market or otherwise. In relation to the Series A Preferred Stock, we entered into a replacement capital covenant (the “Replacement Capital Covenant”), whereby we agreed for the benefit of certain of our debtholders identified therein, including initially the holders of our Convertible Notes, that we would not redeem or repurchase the Series A Preferred Stock on or before July 18, 2018 except out of the proceeds from the issuance of certain qualified equity and/or equity-related securities and pursuant to the other terms and conditions set forth in the Replacement Capital Covenant.

Holders of the Series A Preferred Stock are entitled to vote with the common shareholders on all matters submitted to a vote of the common shareholders, which includes the right to vote for the election of directors at any annual meeting, voting together with the common shareholders as a single class, on an as-converted basis. See “Description of Common Stock—Delaware Law and Our By-Laws—J.C. Flowers’ Right to Appoint Directors”. Holders of the Series A Preferred Stock will also be entitled to vote, to the exclusion of the common and all of our other preferred shareholders, on certain matters generally involving changes in the certificate of incorporation or by-laws that would adversely affect their voting powers, preferences or special rights, the authorization or creation of certain senior-ranking stock and mergers, binding share exchanges, reclassifications and similar transactions (unless the rights of the Series A Preferred Stock or any successor stock, as a whole, remain no less favorable to the holders, the surviving/successor entity is organized in the United States, Bermuda or the European Economic Area and certain tax-related requirements are met). These matters must be approved by the holders of at least two-thirds of the outstanding Series A Preferred Stock voting at a meeting or (if the board of directors permits) acting by written consent.

In addition, upon a merger, consolidation, binding share exchange, reclassification or similar transaction in which all or substantially all of our common stock is changed into cash, securities or other property of ours or another person, or upon the sale of all or substantially all of our assets, the Series A Preferred Stock will thereafter, without the consent of any holders of the Series A Preferred Stock, be convertible into the kind and amount of property received by the holders of the common stock in the transaction on a per-share basis (with such per-share amount being substituted for each common share that otherwise would have been issuable on conversion).

Furthermore, the Series A Preferred Stock are subject to limited restrictions on transfer and, until July 2011, J.C. Flowers may not beneficially own 20% or more of our outstanding shares of common stock or take certain other actions to gain control of us or encourage others to do so. J.C. Flowers has registration rights entitling it to make permitted sales of its shares in a registered public offering.

Holders of the Series A Preferred Stock have the right, together with other parity securities having similar voting rights including the Series B Preferred Stock, to elect two directors if dividends have not been paid in full for six quarterly dividend periods, whether consecutive or not. For this purpose, the frequency of the payment of dividends by MF Global Ltd. may be taken into account. See “Description of Common Stock—Delaware Law and Our By-Laws—Contingent Right of the Holders of the Series A Preferred Stock and the Series B Preferred Stock to Appoint Directors upon a Failure to Pay Dividends”.

In the event of our liquidation, dissolution or winding up, the holders of the Series A Preferred Stock will have the right to receive a liquidation distribution out of any assets available for distribution after payments to creditors, and before any distribution in respect of our common stock, in an amount equal to the greater of (1) the liquidation preference amount ($100 per share plus accumulated and unpaid dividends) and (2) the amount they would receive if they had converted their Series A Preferred Stock into common stock prior to liquidation.

Series B Preferred Stock

We pay dividends on the Series B Preferred Stock, if, as and when declared by its board of directors, quarterly in arrears at a rate of 9.75% per year. The dividend rate may be increased to 10.75% upon the public disclosure by a “person” or “group” within the meaning of Section 13(d) of the Exchange Act that such person or group beneficially owns more than 50% of the voting power of the outstanding common stock of MFG Delaware. Dividends on the Series B Preferred Stock will not be cumulative and may be paid in cash, our common stock or both. The Series B Preferred Stock is convertible, at the holder’s option, at any time, at an initial conversion rate of 9.5694 shares of our common stock for each $100 of Series B Preferred Stock (an initial conversion price of $10.45 per share of common stock), subject in each case to specified adjustments.

The conversion rate is subject to anti-dilution adjustments and other adjustments. It is also subject to adjustment in the event of a make-whole acquisition or fundamental change. A “make-whole acquisition” is any consolidation, merger, binding share exchange, reclassification or similar transaction between us and another person (other than any of our subsidiaries), or any sale or other disposition in one transaction or a series of transactions of all or substantially all of our assets and our consolidated subsidiaries to another person (other than any of our subsidiaries), in each case pursuant to which all of our outstanding common stock is converted into cash, securities or other property, other than in a transaction in which persons beneficially owning our voting shares immediately prior to such transaction beneficially own our voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction (and other than a transaction in which at least 90% of the consideration received by holders of our common stock consists of common stock traded on a securities exchange in the United States or European Economic Area). In the event of a make-whole acquisition, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Series B Preferred Stock that occur during a 30-day period beginning on the effective date of the make-whole acquisition. The amount of the increase will be based on the price paid per share of common stock in, and the effective date of, the make-whole acquisition, with the amount of the increase generally declining for higher prices and later dates. Initially, there will be no increase if the price paid is below $7.53 or above $150 per share (subject to anti-dilution adjustment). If the price paid per share of common stock in the transaction is less than the applicable conversion price, the transaction will be a “fundamental change”. In that event, in lieu of receiving the make-whole shares, a holder may instead elect to convert such holder’s Series B Preferred Stock during a 30-day period after the effective date at a reduced conversion price equal to the greater of the price paid in the transaction or $3.77 per share (subject to anti-dilution adjustment). In addition, on or after July 1, 2018, if the closing price of our common stock exceeds 250% of the then-prevailing conversion price of the Series B Preferred Stock for 20 trading days during any consecutive 30 trading day period, we may, at our option, cause some or all of the Series B Preferred Stock to be automatically converted into our common stock at the then-prevailing conversion price.

The Series B Preferred Stock rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution: (i) senior to all of our common stock and any other of our share capital issued in the future the terms of which expressly provide that it ranks junior to the Series B Preferred Stock; (ii) on parity with the Series A Preferred Stock, and with any of our preferred share capital issued in the future, the terms of which do not expressly provide that it will rank junior or senior to the Series B Preferred Stock; and (iii) junior to all of our share capital issued in the future, the terms of which expressly provide that such shares will rank senior to the Series B Preferred Stock (subject to certain approval rights of the holders of shares of the Series B Preferred Stock).

The Series B Preferred Stock is not subject to redemption, either at our option or at the option of any holders. The terms of the Series B Preferred Stock do not restrict our ability to purchase the Series B Preferred Stock in the open market or otherwise.

Holders of the Series B Preferred Stock are entitled to vote, together with the holders of all of our other equally ranking preferred stock entitled to vote thereon (to the exclusion of our common shareholders), on changes to the certificate of incorporation or by-laws that would adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock, and on any authorization or creation of stock having priority over the Series B Preferred Stock in respect of dividends or the distribution of assets on our liquidation, dissolution or winding up. These matters must be approved by the holders of at least a majority of the outstanding Series B Preferred Stock (together with any such other shares entitled to vote thereon), either voting at a meeting or (if the board of directors permits) acting by written consent.

In addition, upon a merger, consolidation, binding share exchange, reclassification, or similar transaction in which all or substantially all of our common stock is changed into cash, securities or other property of ours or another person, or upon the sale of all or substantially all of our assets, the Series B Preferred Stock will thereafter, without the consent of any holders of the Series B Preferred Stock, be convertible into the kind and amount of property received by the holders of the common stock in the transaction on a per-share basis (with such per-share amount being substituted for each share of common stock that otherwise would have been issuable on conversion).

Holders of the Series B Preferred Stock will also have the right, together with other parity securities having similar voting rights including the Series A Preferred Stock, to elect two directors to the board of directors of MFG Delaware if dividends have not been paid in full for six quarterly dividend periods, whether consecutive or not. For this purpose, the frequency of the payment of dividends by MF Global Ltd. may be taken into account. See “Description of Common Stock—Delaware Law and Our By-Laws—Contingent Right of the Holders of the Series A Preferred Stock and the Series B Preferred Stock to Appoint Directors upon a Failure to Pay Dividends”.

The Series B Preferred Stock has special veto rights that will, in certain circumstances, prohibit us from issuing or repurchasing our common stock without first obtaining the prior written consent of the holders of two-thirds of the outstanding Series B Preferred Stock. See “Description of Common Stock—Delaware Law and Our By-Laws—Special Veto Rights of Series B Preferred Stock”.

Terms of Preferred Stock Contained in Prospectus Supplement

With respect to any series of preferred stock being offered hereunder, the applicable prospectus supplement will contain the dividend, liquidation, conversion, exchange, redemption, voting rights and other restrictions, limitations or preferences of such series of preferred stock. The applicable prospectus supplement will describe the following terms of a series of preferred stock:

•	the designation and stated value per share of preferred stock and the number of shares of preferred stock offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which we will issue the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the dates from which dividends will start to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights;

•	whether the shares will be listed on any securities exchange; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights or restrictions.

No Preemptive Rights

Unless otherwise specified in the applicable prospectus supplement, the holders of preferred stock will have no preemptive rights to buy any additional shares of preferred stock. The preferred stock will be, when issued, fully paid and nonassessable. Neither the par value nor the liquidation preference can show you the price at which the preferred stock will actually trade on or after the date of issuance. The applicable prospectus supplement, will describe some of the U.S. federal income tax of the purchase and ownership of the series of preferred stock.

DESCRIPTION OF COMMON STOCK

The following descriptions are summaries of the material terms of our certificate of incorporation and by-laws. They may not contain all of the information that is important to you. To understand them fully, you should read our certificate of incorporation and by-laws, copies of which are filed with the SEC. The following descriptions are qualified in their entirety by reference to the certificate of incorporation, by-laws and certain applicable law.

Our outstanding securities and related agreements have covenants and terms that could affect an investment in the securities offered by this prospectus. Before investing in our common stock, please refer to the section in this prospectus entitled “Additional Considerations Concerning our Securities”.

Common Stock

We are authorized to issue up to 1,000,000,000 shares of common stock, $1.00 par value per share.

As of December 31, 2009, we had 121,558,787 shares of common stock outstanding. Of the 1,000,000,000 authorized shares of common stock, we have agreed to reserve 24,000,000 for issuance under the Amended and Restated 2007 Long Term Incentive Plan including 1,200,000 for issuance under our Employee Stock Purchase Plan and U.K. Sharesave Plan. Pursuant to our investment agreement with J.C. Flowers, until the date on which all of our Series A Preferred Stock are converted into common stock, we have agreed that we will at all times have reserved for issuance a sufficient number of shares of authorized and unissued common stock to effectuate the conversion of the Series A Preferred Stock without regard to any limit on such conversion. In addition, we will at all times have reserved for issuance a sufficient number of authorized and unissued shares of common stock to effectuate the conversion of our Series B Preferred Stock and the Convertible Notes, both of which are convertible into our common stock. As of February 24, 2010, our Series A Preferred Stock, Series B Preferred Stock and Convertible Notes may be converted, at any time, into a total of approximately 45.97 million shares of common stock. Accordingly, common stock issued upon conversion of our Series A Preferred Stock, Series B Preferred Stock or Convertible Notes may cause immediate and potentially substantial dilution to our shareholders. These other classes of securities are described above under “Description of Preferred Stock—Series A Preferred Stock” and “—Series B Preferred Stock” and in the Final Prospectus under “Description of Capital Stock”.

Our common stock carries the following rights:

•

Voting. Each holder of common stock is entitled to one vote for each share of common stock owned of record on all matters submitted to a vote of our shareholders. Except as otherwise required by law, holders of common stock will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. There are no cumulative voting rights with respect to the election of directors or any other matters. Our board of directors has voluntarily amended our corporate governance guidelines (the “Corporate Governance Guidelines”) to provide that, subject to certain exceptions, directors must be elected by a majority of votes cast in uncontested elections. See “—Delaware Law and Our By-Laws—Board of Directors” for additional information concerning the election of directors.

•

Dividends and distributions. The holders of common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors, from legally available funds.

•

Liquidation, dissolution or winding-up. In the event of our liquidation, dissolution or winding-up, holders of common stock are entitled to share equally in the assets available for distribution after payment of all creditors and the liquidation preferences of our preferred stock (if any).

•

Restrictions on transfer. Neither our certificate of incorporation nor our by-laws contains any restrictions on the transfer of our common stock (other than any shares subject to calls as described below). In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws or by the terms of restricted share award grants.

•	Redemption, conversion or preemptive rights. Holders of our common stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities.

•

Other Provisions. There are no redemption provisions or sinking fund provisions applicable to our common stock. Our common stock is, however, subject to calls only to the extent that it is not fully paid for upon its issuance. That is, if our common stock is issued for consideration that is less than the purchase price, our board of directors may, from time to time, make calls upon the holders of such shares to pay us any unpaid amounts on such shares. We do not anticipate issuing any common stock subject to calls.

The rights, preferences, and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Delaware Anti-Takeover Laws

We are subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). Section 203 prohibits us from engaging in any business combination (as defined in Section 203) with an “interested shareholder” for a period of three years subsequent to the date on which the shareholder became an interested shareholder unless:

•	prior to such date, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•

upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of our outstanding voting stock (with certain exclusions); or

•

the business combination is approved by our board of directors and authorized by a vote (and not by written consent) of at least 66 2/3% of our outstanding voting stock not owned by the interested shareholder.

For purposes of Section 203, an “interested shareholder” is defined as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person.

A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a shareholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by shareholders.

Such provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or us.

Delaware Law and Our By-Laws

We are a corporation organized under the DGCL, as amended. The rights of our shareholders are governed by Delaware law and our certificate of incorporation and by-laws. Some of the rights of our shareholders will differ from the rights such persons would have possessed as a shareholder of MFG Bermuda, a Bermuda exempted company. The description contained in the section entitled “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for MFG Bermuda and MFG Delaware” from the Final Prospectus summarizes the main differences between the rights of former shareholders of MFG Bermuda and the rights of our shareholders under Delaware law, our certificate of incorporation and our by-laws, and such description is incorporated herein by reference.

The description of our common stock is subject to the matters described in the following paragraphs.

Board of Directors

The number of directors that comprise our board of directors is determined only by our board of directors. The board of directors may change the number of directors from time to time, subject to a minimum of three and a maximum of 15 directors. Our board of directors currently has nine members. Our by-laws do not specify a mandatory retirement age for our directors, but our Corporate Governance Guidelines provide that it is expected that any director reaching the age of 72 shall retire after completing the term to which he or she was elected. Our board of directors may, on a case-by-case basis, determine that a director may serve beyond the age of 72. Furthermore, our board of directors may consider candidates who are older than the age of 72 in the event of unique circumstances or needs of our board of directors.

Our board of directors and our shareholders who are entitled to elect directors will be entitled to nominate those candidates (if any) whom they wish to stand for election to the office of director, subject to the notice requirements in the our by-laws. Under our by-laws, a person nominated to serve as a director may then be elected as a director by a plurality of shareholder votes cast at the annual shareholders’ meeting. Vacancies on our board of directors, including those due to newly created seats, may only be filled by our board of directors. A director may be removed from office with or without cause by the holders of not less than two-thirds of the shares then entitled to vote at an election of directors. Each member of our board of directors will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Delaware law permits a Delaware corporation in its certificate of incorporation to divide its board of directors into multiple classes having staggered terms of up to three years each, however, our board of directors is not divided into classes.

Notwithstanding the foregoing, under our existing Corporate Governance Guidelines, in an election of directors, other than in a “contested election”, director candidates must receive the affirmative vote of a majority of the votes cast in favor of such director’s election at a shareholders’ meeting to be elected as a director. In connection with the foregoing, a “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, with “abstentions” not counted as votes cast either “for” or “against” that director’s election. Accordingly, unless the election is contested by other director candidates nominated by third parties and not otherwise supported by our board of directors, the directorships to be filled at an annual meeting will be filled by the nominees receiving a majority of the votes cast by our shareholders entitled to vote and voting on the election of directors. Under Delaware law, if a nominee who is currently serving as a director is not re-elected, that nominee would continue to serve as a “holdover director”. Accordingly, to ensure that we will be able to replace “holdover directors”, under our Corporate Governance Guidelines, each of our directors will be asked to submit a contingent, irrevocable resignation in writing that the board of directors may accept if shareholders do not elect the director by a majority of votes cast. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to our board about whether to accept or reject the resignation, or whether to take other action. Our Nominating and Corporate Governance Committee may also make a recommendation to the board regarding the names of potential directors who may fill the vacancy left by any resigning director. The board may then act on these recommendations, including by appointing a new director to fill any resulting vacancy.

The board of directors has adopted share ownership guidelines, which shall become effective following our 2010 annual shareholders’ meeting, which requires directors to own common stock or certain securities convertible into common stock equal to at least three times the maximum cash portion of a director’s annual fee (the maximum annual cash portion of the annual fee in effect following our 2010 annual shareholders’ meeting being $100,000). The share ownership guidelines provide that the directors will have three years following the implementation of the program (following our 2010 annual shareholders’ meeting), or, if later, their election to the board of directors, to attain their target minimum share ownership levels.

J.C. Flowers’ Right to Appoint Directors

Pursuant to an investment agreement, so long as J.C. Flowers is the beneficial owner of the Series A Preferred Stock, or any common stock issued upon the conversion of the Series A Preferred Stock, that in the aggregate represent at least 5% of our issued and outstanding common stock, it has the right to nominate one individual to serve as a director on our board in accordance with our certificate of incorporation and by-laws, subject to certain conditions. In addition, we are required to use our reasonable best efforts to cause such nominee to be elected at such meeting, for a term that expires upon the next annual shareholders’ meeting or at such earlier time (if any) as the nominee may resign, retire, die or be removed as a director. The board of directors may withhold the approval of any such designee in certain circumstances. J.C. Flowers has already exercised this right with respect to that individual, who was nominated and subsequently appointed to serve on our board on July 29, 2008 and then re-nominated and re-appointed on August 13, 2009.

The J.C. Flowers representative on the board of directors, who has been elected as described above, shall be entitled to serve on committees of the board of directors in accordance with the governance practices and procedures of the board of directors on a basis comparable to that on which other directors serve as committee members.

Contingent Right of the Holders of the Series A Preferred Stock and the Series B Preferred Stock to Appoint Directors upon a Failure to Pay Dividends

If we have not paid the dividends required by the Series A Preferred Stock or the Series B Preferred Stock for six quarterly periods (whether or not consecutive), the holders of the Series A Preferred Stock and the Series B Preferred Stock have the right, together with holders of other parity securities having similar voting rights and to the exclusion of the common shareholders, to elect two directors to our board of directors. This right will continue until we have paid full dividends on the Series A and Series B Preferred Stock and any parity shares for four quarterly periods (but can be reinstated if the conditions described above are met again). These directors are in addition to the directors described above in “—J.C. Flowers’ Right to Appoint Directors”.

Special Veto Rights of Series B Preferred Stock

Without the prior written consent of the holders of two-thirds of our outstanding Series B Preferred Stock, we will be prohibited from (i) issuing new shares of common stock to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act that has become, or as a result of such issuance would become, the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 of the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock or (ii) repurchasing any of our outstanding common stock at a time when a “person” or “group” (as defined above) has become the direct or indirect ultimate “beneficial owner” (as defined above) of more than 50% of the voting power of our common stock, in each case (i) and (ii) until the earlier of such time when (x) such person or group ceases to beneficially own 50% of the voting power of our common stock or (y) a make-whole acquisition has occurred. Notwithstanding the foregoing, the prior written consent of two-thirds of the holders of our outstanding Series B Preferred Stock will be required only to the extent the current market price of our common stock over the 10 consecutive trading days preceding such acquisition does not exceed $150 (subject to adjustment).

Interested Directors

Under Delaware law and our by-laws, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he is interested will not itself make the transaction void. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Duties of Directors

Under Delaware law, a company’s directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule”. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Dividends

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Each share of our common stock is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preference dividend right of the holders of any shares of preferred stock.

Voting Rights

Under Delaware law, unless a company’s certificate of incorporation or by-laws provide otherwise, the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors, the affirmative vote of holders of a majority of shares then issued and outstanding is required for specified extraordinary transactions, such as most mergers or a sale of all or substantially all of the assets of the corporation, and to amend the certificate of incorporation and the affirmative vote of holders of a majority of shares present in person or represented by proxy and entitled to vote at a meeting at which a quorum is present is required for all other shareholder action. Holders of the Series A Preferred Stock will be entitled to vote with our common shareholders on all matters submitted to a vote of the common shareholders, which includes the right to vote for the election of directors at any annual meeting, voting together with the common shareholders as a single class, on an as converted basis. Holders of the Series A and Series B Preferred Stock will also have the right to vote as a separate class or classes on certain matters that affect their rights adversely and to elect directors in the event that we fail to pay dividends on preferred stock for certain periods, all as described earlier. See “Description of Preferred Stock—Series A Preferred Stock”, “Description of Preferred Stock—Series B Preferred Stock” and “—Contingent Right of the Holders of the Series A Preferred Stock and the Series B Preferred Stock to Appoint Directors upon a Failure to Pay Dividends” above.

Our by-laws provide that any director may be removed with or without cause by the holders of not less than two-thirds of the shares then entitled to vote at an election of directors, as described above in “—Board of Directors”. Delaware law permits a Delaware corporation to divide its board of directors into multiple classes having staggered terms of up to three years each, although our board of directors is not divided into classes.

In addition, our by-laws include provisions for shareholder voting on certain business combinations. See “—Board of Directors” and “—Mergers and Similar Arrangements”. For information about shareholder voting rights on by-law amendments, see
“—Amendment of By-Laws”.

Advance Notice of Shareholder Proposals

Consistent with Delaware law, our by-laws provide that notice of shareholder nominations for director and other proposals must be given in writing to our secretary during a specific period prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive office (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year and (ii) in the case of a special meeting, not earlier than 120 days before the special meeting and not later than the later of 90 days before the meeting or ten days following the day on which notice of the special meeting is publicly announced. Notices must include information about the shareholder, the nominee or other proposal, share ownership and related positions and transactions, agreements or understandings about the nominee or other proposal, proxy solicitation intentions and other matters. Shareholders may not nominate directors or propose other business at a special meeting unless the board of directors calls for an election of directors at the meeting or permits the business to be considered, as applicable. To submit a nomination or other proposal for consideration at a shareholder meeting, the shareholder must be entitled to vote on the matter at the meeting.

Special Meetings of Shareholders

Delaware law provides that only the board of directors or any person who is authorized under a corporation’s certificate of incorporation or by-laws may call a special shareholders’ meeting. Shareholders are not permitted to call special meetings unless authorized to do so under the corporation’s certificate of incorporation or by-laws.

Our by-laws permit shareholders who hold 10% or more of our aggregate voting power as of the date they deliver notice to the corporation calling for a special meeting to cause the board of directors to convene a special meeting. Shareholders may not call for a special meeting to elect directors.

Notice of Shareholder Meetings

Under Delaware law and our by-laws, unless otherwise provided under the DGCL, we will be required to give written notice of any meeting not less than 10 days nor more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of the corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Under Delaware law, electronic notice is a permissible form of notice only if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to the corporation. Electronic notice shall be deemed given under Delaware law: (i) if by facsimile telecommunication, when directed to a number at which the shareholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the shareholder. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of ours that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Conduct of Meetings

Delaware law provides that a corporation’s by-laws may contain provisions relating to the conduct of annual and special meetings. Our by-laws provide that the chairman of its board of directors or, in his or her absence, certain other directors or officers (or others designated by the board) are authorized to serve as chairman of shareholder meetings.

Action by Written Consent of Shareholders

Except as otherwise provided in the certificate of incorporation, Delaware law permits shareholders to take action by consent in writing of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a shareholders’ meeting at which all shares entitled to vote thereon were present and voted.

Our certificate of incorporation provides that any action that may have been taken by the holders of any class or series of stock at a shareholders’ meeting may instead be taken by the unanimous written consent of all holders of such class or series of stock who would have been entitled to attend such meeting and vote on the relevant matter. Solely with respect to any series of preferred stock, the holders of such series may also act by written consent in such manner (if any) as may be provided in the certificate of designations for such series. As described earlier, the holders of the Series A and Series B Preferred Stock may act by written consent to approve certain actions, but only if the board of directors permits them to do so.

Amendment of By-laws

Under Delaware law, shareholders of a corporation entitled to vote and, if so provided in the certificate of incorporation, the directors of the corporation, each have the power, separately, to adopt, amend and repeal the by-laws of a corporation.

Our certificate of incorporation provides that our shareholders are permitted to unilaterally amend or repeal our by-laws, or create new by-laws, by the affirmative vote of not less than 80% of all outstanding shares of our stock that would be entitled to vote on such action at a meeting (voting together as a single class). However, if such amendment or repeal of the by-laws is approved by a majority of our board of directors, then only the affirmative vote of the holders of a majority of our shares of stock that are present or represented at a meeting, and are entitled to vote and are voting on such action at the meeting (with all such shares voting together as a single class), is required. Our certificate of incorporation and by-laws do not permit the board of directors to amend, repeal or adopt by-laws without shareholder approval, except in one limited respect. The board of directors may amend the by-law relating to advance notice of shareholder nominations or other proposals as they believe may be necessary or appropriate to comply with or otherwise reflect any regulation subsequently adopted by the SEC or any listing requirement subsequently adopted by a securities exchange on which our common stock is listed, provided that any such modification is publicly announced or disclosed at least 30 days prior to the latest date on which shareholder notices relating to the next annual meeting to which the modification applies may properly be delivered to us pursuant to the applicable by-law as so modified, and provided further that the amendment is approved at the next following annual shareholders’ meeting by the holders of a majority of the shares that are present or represented at the meeting and are entitled to vote and are voting on the matter at the meeting (with all such shares voting together as a single class).

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon unless the certificate of incorporation provides a higher voting requirement. Our certificate of incorporation does not provide for any higher voting requirement with regard to these matters. Among other things, our by-laws provide that mergers or similar transactions (except where existing shareholders retain majority voting control) and sales or other transfers by us, in a single transaction or series of related transactions, to one person or a group, of securities representing a majority of the voting power of all of our outstanding voting securities (after giving effect to such transfer but excluding a broadly distributed underwritten offering), as well as any sale of all or substantially all of our assets in one or a series of transactions, must be approved by our board of directors and must be approved by a majority of shareholder votes cast at the meeting at which the transaction is considered.

The DGCL provides that no shareholder vote is required for certain mergers with subsidiaries, mergers involving a holding company reorganization or mergers where a limited amount of stock is issued pursuant to the transaction. Only the first two of these three exceptions, however, is available to us. Under our certificate of incorporation, shareholder approval is required to effect mergers where a limited amount of stock is issued pursuant to the transaction.

The provisions described above may have the effect of delaying, deferring or preventing a change of control through a merger or other transaction having a similar effect.

Appraisal Rights and Shareholder Suits

Under Delaware law, a shareholder of a corporation participating in a merger or consolidation will, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may demand payment in the amount of the fair market value (as determined by a court) of the shares held by such shareholder in lieu of the consideration such shareholder would otherwise receive in the transaction.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorney’s fees incurred in connection with such actions.

Our certificate of incorporation limits or eliminates the liability of our directors to our shareholders under certain circumstances. See “—Limitation of Liability and Indemnification Matters” below.

Takeovers

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital shares that would be entitled to vote on such merger. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Share Repurchases

Delaware law permits a corporation to redeem its own shares on such terms as its board of directors may authorize, without obtaining prior shareholder approval and so long as such redemption does not impair the capital of the corporation. Our ability to repurchase our common stock may be limited by the special veto rights of the holders of the Convertible Notes, as discussed above under “—Special Veto Rights of Series B Preferred Stock”, and of the holders of the Series B Preferred Stock.

The Replacement Capital Covenant referred to in “Description of Preferred Stock—Series A Preferred Stock” restricts our ability to redeem our Series A Preferred Stock on or before July 18, 2018.

Blank Check Preferred Stock

Our authorized capital stock includes 200,000,000 authorized shares of preferred stock of which 1,500,000 shares have been issued as Series A Preferred Stock and 1,500,000 shares have been issued as Series B Preferred Stock. The existence of authorized but unissued preferred stock may enable our board of directors to delay, defer or prevent a change in control of us by means of a merger, tender offer, proxy contest or otherwise. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of preferred stock with a liquidation preference could decrease the amount of earnings and assets available for distribution to holders of our common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control. Our board of directors currently does not intend to seek shareholder approval prior to any issuance of preferred stock, unless otherwise required by law or any listing requirement adopted by a securities exchange on which our common stock is listed.

Variation of Shareholder Rights

Under Delaware law, amendments to the certificate of incorporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on that matter (unless the certificate of incorporation provides for a greater vote). In addition, the holders of the outstanding shares of a class are entitled to vote as a class on any amendment to the certificate of incorporation, whether or not they are entitled to vote on that matter by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class or alter or change the powers, preferences or special rights of the class so as to affect them adversely. Our certificate of incorporation, however, provides that, subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any class or series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) without the vote of any class or series of preferred stock, voting separately as a class. Further, pursuant to our certificate of incorporation, the holders of common stock, as such, shall not be entitled to vote on any amendment of our certificate of incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote thereon as a separate class pursuant to our certificate of incorporation, the applicable certificate of designations or pursuant to the DGCL as then in effect. Delaware law provides that the creation or issuance of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares. In addition, the creation or issuance of preferred stock ranking prior to common stock will not be deemed to vary the rights attached to common stock.

Access to Books and Records and Dissemination of Information

Delaware law provides that any shareholder of record, in person or by attorney or other agent, upon written demand under oath stating the purpose of the demand, has the right during the corporation’s usual hours for business to inspect or make copies or extracts of a corporation’s stock ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder. In connection with any shareholders’ meeting, our stock ledger will be open to inspection by shareholders for a period of at least 10 days prior to the meeting and at all times during the meeting.

Pursuant to our by-laws, our stock ledger may be closed for not more than 30 days in a year. We are required to keep at our principal executive office a register of shareholders and a register of directors and officers that is open for inspection by shareholders without charge for not less than two hours in any business day.

Limitation of Liability and Indemnification Matters

Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to the corporation or its shareholders for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director’s liability cannot be eliminated or limited for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) transactions from which such director derived an improper personal benefit. Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, our directors shall not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, including with regard to any actions taken or omitted as a director of MF Global Ltd. (whether taken or omitted prior to the completion of the Domestication, in connection with the discontinuance of MF Global Ltd. in Bermuda or the continuance of MF Global Ltd. in Delaware or otherwise).

Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against any liability or expenses incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party. Furthermore, under Delaware law, a corporation is permitted to maintain directors’ and officers’ insurance.

Our by-laws also provide that we shall indemnify to the fullest extent permitted by Delaware law our directors and officers, or former directors and officers (including directors and officers of MF Global Ltd.), or any person who serves or served at our request (or at the request of MF Global Ltd.) as a director or officer (or as a trustee of an employee benefit plan or in any other capacity approved for this purpose by our board of directors or any committee thereof) of us (or MF Global Ltd.) or any of our subsidiaries or other affiliates. We are obligated on any indemnification obligations with respect to directors and officers of MF Global Ltd. arising prior to the Domestication.

Dissolution

Under Delaware law, a corporation may voluntarily dissolve (1) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the outstanding shares entitled to vote thereon vote for such dissolution; or (2) if all shareholders entitled to vote thereon consent in writing to such dissolution.

Shareholder Rights Plan

Our board of directors adopted a shareholder rights plan prior to our initial public offering. Pursuant to our shareholder rights plan, as amended, one common stock purchase right was issued for each of our issued and outstanding shares of common stock. The issued rights are subject to the terms of our shareholder rights plan. Our rights plan will expire on the third anniversary of the completion of our initial public offering, or July 24, 2010, unless renewed by our board of directors.

The shareholder rights plan is intended to give our board of directors increased power to negotiate in our best interests and to discourage appropriation of control of us at a price that is unfair to our shareholders. It is not intended to prevent fair offers for acquisition of control determined by our board of directors to be in our best interests, nor is it intended to prevent a person or group from obtaining representation on or control of our board of directors through a proxy contest, or to relieve our board of directors of its fiduciary duty to consider any proposal for our acquisition made in good faith.

In general terms, our shareholder rights plan works by imposing a significant penalty upon any person or group that acquires 15% or more of our issued and outstanding common stock without the approval of our board of directors. We amended the shareholder rights plan to provide that J.C. Flowers (including any affiliate of J.C. Flowers) will be excluded from this provision after the first time it becomes the beneficial owner of 15% or more of our common stock, and until such time as either it falls below the threshold or becomes the owner of 20% or more of our common stock. We also amended the shareholder rights plan to reflect appropriately the change in our jurisdiction of incorporation from Bermuda to the State of Delaware as well as to reflect the change in our name.

We provide below a description of the material provisions of our shareholder rights plan. However, this description is only a summary of the material provisions and should be read together with our entire shareholder rights plan, as amended, which is filed as an exhibit to our Registration Statement on Form F-1 filed with the SEC on July 6, 2007, as amended by an exhibit filed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and as amended by an exhibit filed in our Current Report on Form 8-K12G-3 filed with the SEC on January 5, 2010.

Our rights trade with, and are inseparable from, our shares of common stock and are evidenced only by certificates that represent our shares of common stock. Until the date on which the rights are distributed or our rights plan expires as described below, any common stock we issue in the future will also be accompanied by rights.

Each of our rights will allow its holder to purchase from us one share of common stock for $150, which we refer to as the exercise price, once the rights become exercisable. Prior to exercise, a right does not give its holder any dividend, voting or liquidation rights.

Our rights will not be exercisable until the earlier of:

•

ten business days (or an earlier or later date determined by our board of directors before our rights become exercisable) after we publicly announce that a person or group has become an “acquiring person” by obtaining beneficial ownership of 15% or more of our issued and outstanding common stock; or

•

ten business days (or an earlier or later date determined by our board of directors before our rights become exercisable) after an acquiring person obtains beneficial ownership of more than 25% of our issued and outstanding common stock; or

•

ten business days (or a later date determined by our board of directors before our rights become exercisable) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

In light of the substantial ownership position of J.C. Flowers, our shareholder rights plan, as amended, contains provisions which exclude J.C. Flowers (including any affiliate of J.C. Flowers), after the first time it becomes the beneficial owner of 15% or more of the Company’s common stock, and until such time as either it falls below the threshold or becomes the owner of 20% or more of the Company’s shares of common stock, from the provision that triggers the shareholder rights plan when any person acquires 15% or more of the Company’s issued and outstanding shares of common stock without approval of its board of directors.

Until the date our rights become exercisable, our common stock certificates also evidence our rights, and any transfer of shares of our common stock constitutes a transfer of our rights. After that date, our rights will separate from our common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of our common stock. Any of our rights held by an acquiring person are void and may not be exercised.

On the earlier to occur of (i) ten business days after the first date on which we make a public announcement that a person has become an acquiring person (or such earlier or later date as our board of directors may determine prior to such occurrences), or (ii) ten business days after the date and time on which any acquiring person becomes the beneficial owner of more than 25% of our issued and outstanding common stock (or such earlier or later date as our board of directors may determine prior to such occurrences), then each right, excluding rights held by the acquiring person, will entitle the holder to purchase that number of shares of common stock having a market value at that time equal to two times the exercise price (initially $150, subject to adjustment). This provision, which we refer to as a “flip-in”, would not apply if, among other things:

•

a person acquires 15% or more of the common stock without any plan or intention to seek or affect control of us and if such person promptly thereafter disposes of enough common stock to bring his beneficial ownership to below 15%, or

•

we acquire our common stock and, as a result, a shareholder’s holding reaches the 15% threshold. In this case, the flip-in provision would not apply unless the shareholder subsequently becomes the owner of more of the shares of our common stock then issued and outstanding.

In addition, if any person becomes an acquiring person and controls our board of directors and either:

•

we are involved in an amalgamation, merger or similar transaction in which the acquiring person is a party, or shares held by the acquiring person are treated differently from shares held by others, or

•	we sell or otherwise transfer 50% or more of the assets or earning power.

then each right will entitle the holder to purchase, for the exercise price, a number of shares of the other party to the transactions described above, which we refer to as the “flip-over entity”, having a market value equal to two times the exercise price (initially $150, subject to adjustment). Thereafter, the flip-over entity will be liable for, and will be obligated to assume, all of our obligations and duties with respect to the shareholder rights plan.

Our board of directors may redeem our rights for $0.01 per right at any time before a flip-in occurs. If our board of directors redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.01 per right. The redemption price will be adjusted if we have a share split or share dividends of our common stock.

After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our issued and outstanding common stock, our board of directors may extinguish our rights by exchanging one of our shares of common stock for each right, other than rights held by the acquiring person.

Our board of directors may adjust the exercise price, the number and type of securities or other property issuable on exercise and the number of our outstanding rights to prevent dilution that may occur from a share dividend, a share split, a reclassification of our common stock or a similar transaction. No adjustments to the purchase price of our common stock of less than 1% will be made.

The terms of our shareholder rights plan may be amended by our board of directors without the consent of the holders of our rights. After a flip-in occurs, our board of directors may not amend the agreement in a way that adversely affects holders of our rights.

Listing

Our common stock is listed on the New York Stock Exchange and trades under the symbol “MF”.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF WARRANTS

The following information outlines some of the provisions of each warrant agreement, the warrants and the warrant certificates. This information may not be complete in all respects and is qualified entirely by reference to the relevant warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.

General

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently of such debt securities, preferred stock or common stock.

Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, selected by us with respect to such series, having its principal office in the U.S. and having combined capital and surplus of at least $50,000,000.

The applicable prospectus supplement relating to a series of warrants will mention the name and address of the warrant agent. The applicable prospectus supplement will describe the terms of the warrant agreement and the series of warrants in respect of which this prospectus and accompanying prospectus supplement are being delivered, including:

•	the title or designation of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the exercise price of such warrants may be payable;

•

the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of such warrants, and the procedures and conditions relating to the exercise of the warrant securities;

•	the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which such warrants are issued and the number of such warrants issued with each such underlying warrant security;

•

if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of the warrant will be payable;

•	if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if necessary, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to warrant exercise, warrantholders will not have any rights as holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase preferred stock or common stock, the right to receive any dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Our outstanding securities and related agreements have covenants and terms that could affect an investment in the securities offered by this prospectus. Before investing in our warrants, please refer to the section in this prospectus entitled “Additional Considerations Concerning our Securities”.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities specified in the applicable prospectus supplement at the exercise price mentioned in, or calculated as described in, the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in the applicable prospectus supplement. After 5:00 p.m., New York time on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivery of the warrant certificate representing the warrants to be exercised, or in the case of global securities, by delivery of an exercise notice for those warrants, together with certain information, and payment to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement, of the required purchase amount. The information required to be delivered will be on the reverse side of the warrant certificate and in the applicable prospectus supplement. Upon receipt of such payment and the warrant certificate or exercise notice properly executed at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement, we will, in the time period the relevant warrant agreement provides, issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

If mentioned in the applicable prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

In the case of warrants to purchase common stock, the exercise price payable and the number of shares of common stock to be purchased upon warrant exercise may be adjusted in certain events, including:

•	the issuance of a share dividends or bonus shares to common shareholders or a combination, subdivision or reclassification of our common stock;

•

the issuance of rights, warrants or options to all common shareholders entitling them to purchase common stock for an aggregate consideration per share less than the current market price per share of common stock;

•	any distribution by us to our common shareholders or evidences of our indebtedness or of assets, excluding cash dividends or distributions referred to above; and

•	any other events mentioned in the applicable prospectus supplement.

No adjustment in the number of shares purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Modification

We and the relevant warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without any such warrantholder’s consent, for the purpose of:

•

curing any ambiguity, any defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates;

•	evidencing the succession of another corporation to us and their assumption of our covenants contained in the warrant agreement and the warrants;

•	appointing a successor depositary, if the warrants are issued in the form of global securities;

•	evidencing a successor warrant agent’s acceptance of appointment with respect to the warrants;

•	adding to our covenants for the warrantholders’ benefit or surrendering any right or power conferred upon us under the warrant agreement;

•	issuing warrants in definitive form, if such warrants are initially issued in the form of global securities; or

•	amending the warrant agreement and the warrants as we deem necessary or desirable and that will not adversely affect the warrantholders’ interests in any material respect.

We and the warrant agent may also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants such amendment affects, for the purpose of adding, modifying or eliminating any of the warrant agreement’s provisions or of modifying the holders’ rights. However, no such amendment that:

•	changes the number or amount of securities purchasable upon warrant exercise so as to reduce or increase the number of securities receivable upon this exercise;

•	shortens the time period during which the warrants may be exercised;

•	otherwise adversely affects the exercise rights of such warrantholders in any material respect; or

•	reduces the number of unexercised warrants the consent of holders of which is required for amending the warrant agreement or the related warrants.

may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

Each warrant agreement will provide that we may consolidate, amalgamate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of its assets to any other corporation, provided that:

•

either we must be the continuing corporation, or the corporation other than us formed by or resulting from any consolidation or merger or that receives the assets must be organized and existing under the laws of any U.S. jurisdiction, Bermuda, any full member state of the European Union, Canada, Australia or Switzerland (or any subdivision thereof) and must assume our obligations for the unexercised warrants and the performance of all covenants and conditions of the relevant warrant agreement; and

•	We or that successor corporation must not immediately be in default under that warrant agreement.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case we default in performing its obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrantholder may, without the warrant agent’s consent or of any other warrantholder, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that warrant.

Replacement of Warrant Certificates

We will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to us and the relevant warrant agent of evidence satisfactory to them of the ownership of that warrant certificate and of the destruction, loss, theft or mutilation of that warrant certificate, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless we or the warrant agent has received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to the relevant warrant agent and us before a replacement warrant certificate will be issued.

Title

We, the warrant agents and any of their agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary.

ADDITIONAL CONSIDERATIONS CONCERNING OUR SECURITIES

In addition to the other information described elsewhere in this prospectus or incorporated by reference herein, you should carefully consider the following additional considerations before investing in our securities.

Dilution

As of February 24, 2010, our Series A Preferred Stock, Series B Preferred Stock and Convertible Notes may be converted, at any time at the holders’ option, into a total of approximately 45.97 million shares of common stock, which represents approximately 37.8% of our outstanding shares of common stock as of December 31, 2009. Accordingly, common stock issued upon conversion of our Series A Preferred Stock, Series B Preferred Stock or Convertible Notes may cause immediate and potentially substantial dilution to our existing or future holders of our common stock (or securities exercisable or exchangeable for, or convertible into, our common stock), including investors who purchase any such securities offered by this prospectus. For a description of our Convertible Notes, Series A Preferred Stock and Series B Preferred Stock, see “Description of Capital Stock” in the Final Prospectus.

Covenants under our Revolving Credit Facility

Our revolving credit facility contains various financial and other covenants that may restrict our ability to conduct our business and take other actions. In general terms, and subject to certain exceptions, we have agreed in the credit facility, among other things, to maintain a consolidated tangible net worth of not less than $620 million (plus 50% of the proceeds of certain equity offerings and 25% of our consolidated positive net income for each completed fiscal year), and not to incur indebtedness through our subsidiaries exceeding 10% of the our shareholders’ equity less goodwill and intangible assets, not to incur liens on assets, merge or consolidate with (or dispose of substantially all our assets to) any person, engage in material new businesses, engage in transactions with affiliates except on arm’s-length terms or fail to satisfy any regulatory net capital or financial resources requirement or comply with applicable laws or regulations. For a description of our revolving credit facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Credit Facilities and Sources of Liquidity” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

Limitations on our Ability to Merge and Special Veto Rights of our Convertible Notes

Our ability to merge or consolidate (or dispose of substantially all of our assets) to any person is subject to restrictions in our Convertible Notes Indenture. Furthermore, the Convertible Notes, which may be converted, at any time, into shares of common stock, have special veto rights such that holders of two-thirds of the outstanding Convertible Notes must approve any issuance of new common stock by us to a person or group who is, or as a result would be, a 50% beneficial owner, and any repurchase of common stock by us when a 50% beneficial owner exists. For a description of the terms of our Convertible Notes, see “9.00% Convertible Notes due 2038” under Item 3.02 of our Current Report on Form 8-K filed on June 26, 2008, as well as the Convertible Notes Indenture, filed therewith as Exhibit 4.1.

Special Veto Rights of our Series B Preferred Stock

Holders of our Series B Preferred Stock have similar special veto rights to those described above relating to our Convertible Notes. For more information regarding the special veto rights of our Series B Preferred Stock, please refer to the section of this prospectus entitled “Description of Common Stock—Delaware Law and Our By-Laws—Special Veto Rights of Series B Preferred Stock.”

PLAN OF DISTRIBUTION

We may sell securities from time to time to purchasers directly, through broker-dealers acting as agents, dealers, or underwriters or through a combination of any of those methods of sale.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

The securities may be sold by us or by one or more of our subsidiaries that previously acquired the securities from us, from other of our subsidiaries, from third parties or in the open market. Any such subsidiary may be deemed to be an underwriter under the Securities Act of 1933 (the “Securities Act”).

Through Agents

We and the agents designated by us may solicit offers to purchase securities. Agents that participate in the distribution of securities may be deemed underwriters under the Securities Act. We will name any agent that will participate in the distribution of the securities, and any commission we will pay to it will be described in the applicable prospectus supplement. Any agent will be acting on a “best efforts” basis for the period of its appointment, unless we indicate differently in the applicable prospectus supplement.

To Dealers

The securities may be sold to a dealer as principal. The dealer may then resell the securities to the public at varying prices determined by it at the time of resale. The dealer may be deemed to be an underwriter under the Securities Act.

To Underwriters

The securities may also be sold to one or more underwriters and we will then execute an underwriting agreement with them at the time of sale. The names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to resell the securities.

Indemnification Arrangements

We may enter into indemnification agreements with underwriters, dealers, agents and other persons participating in the distribution of securities, who will then be entitled to indemnification by us against some civil liabilities. The indemnification covers liabilities under the Securities Act.

Delayed Delivery Arrangements

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers from a number of institutions to purchase securities from us. We will indicate our intention to do this in the applicable prospectus supplement. The contracts for these purchases will provide for payment and delivery on a future date or dates. These institutions include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others and must be approved by us. The obligations of purchasers under these contracts will be unconditional, except that:

•	at the time of delivery, the purchase of the securities shall not be prohibited under the laws of the jurisdiction of the purchaser; and

•	if the securities are also being sold to underwriters, we have to sell the securities not sold for delayed delivery to the underwriters.

The underwriters, dealers and other persons will not have any responsibility for the validity or performance of these contracts.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, MF Global Holdings Ltd. and its subsidiaries in the ordinary course of business. In addition, we may offer the securities to or through our affiliates, as underwriters, dealers or agents. Among our affiliates, MF Global Inc. may offer the securities for sale. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another.

Conflicts of Interest

MF Global Inc., a broker-dealer registered with FINRA and a wholly-owned subsidiary of MF Global Holdings Ltd., may participate in offerings of securities made by means of this prospectus. As such, MF Global Inc. has a “conflict of interest” as defined in NASD Conduct Rule 2720(f)(5)(B) and any offerings made by means of this prospectus will be conducted in compliance with Rule 2720. No underwriter having a Rule 2720 conflict of interest will be permitted under that rule to confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

VALIDITY OF SECURITIES

Unless otherwise indicated in the prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the August Current Report, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended March 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

22,535,211 Shares

MF Global Holdings Ltd.

Common stock

Prospectus Supplement

J.P. Morgan

Citi

Deutsche Bank Securities

June 2, 2010